EXHIBIT 4.40

CREDIT AGREEMENT

Dated as of April 26, 2013

among

TAP FUNDING LTD.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

ABN AMRO CAPITAL USA LLC,

as Administrative Agent

and

ABN AMRO CAPITAL USA LLC,

as Mandated Lead Arranger

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of April 26, 2013, by and among TAP FUNDING LTD., an exempted company limited by shares incorporated under the laws of Bermuda (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), ABN AMRO CAPITAL USA LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with its successors and permitted assigns, the “Administrative Agent”), and ABN AMRO CAPITAL USA LLC, as the mandated lead arranger (the “Mandated Lead Arranger”).

RECITALS:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein; and

WHEREAS, the Borrower shall use the proceeds of the credit facility provided for herein in order to finance the investment in or acquisition of one or more portfolios of Containers;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions. The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:

“ABN”. ABN AMRO CAPITAL USA LLC, a Delaware limited liability company.

“Acquisition Fee”. As defined in the Management Agreement.

“Additional Lender”. As defined in Section 2.9(a).

“Administrative Agent”. As defined in the caption to this Credit Agreement.

“Administrative Agent Fee”. As defined in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter”. The Administrative Agent Fee Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Administrative Agent’s Office”. The Administrative Agent’s office located at 100 Park Avenue, 17th Floor, New York, NY 10017, or at such other location as the Administrative Agent may designate from time to time.

“Administrative Questionnaire”. An administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Rate”. Eighty percent (80%).

“Affiliate”. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents”. The Mandated Lead Arranger and the Bookrunner (each as defined in Section 13.11), collectively with the Administrative Agent.

“Aggregate Commitments”. An amount equal to the sum of the Commitments of all the Lenders.

“Aggregate Loan Principal Balance”. As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Loans.

“Aggregate Net Book Value”. As of any date of determination, an amount equal to the sum of the Net Book Values of all Eligible Owner Containers as of such date of determination.

“Aggregate Original Equipment Cost”. As of any date of determination, an amount equal to the sum of the Original Equipment Cost of all Owner Containers then owned by the Borrower including Owner Containers then subject to a Finance Lease.

“Applicable Margin”. With respect to each Loan for each Interest Period, two percent (2%) per annum.

“Applicable Pension Legislation”. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

“Approved Fund”. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, that the Borrower shall not constitute an Approved Fund.

“Asset Base”. As of any date of determination, an amount equal to the product of (i) the Advance Rate in effect on such date of determination, and (ii) an amount equal to (1) the Aggregate Net Book Value (measured as of such date of determination) minus (2) the sum of (A) the then Lease Concentration Excess, and (B) the then Container Concentration Excess.

“Asset Base Deficiency”. As of any Payment Date, the condition that exists if (i) the Aggregate Loan Principal Balance (calculated after giving effect to all principal payments to be paid on such Payment Date) exceeds (ii) the lesser of (x) the Asset Base as of such Payment Date and (y) the sum of the Commitments of the Lenders as of such Payment Date. If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.

“Asset Base Report”. The report called for by Section 7.5 of the Management Agreement, substantially in the form of Exhibit H hereto.

“Assignment and Acceptance”. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.2), and accepted by the Administrative Agent (acting at the direction of the Majority Lenders), in substantially the form of Exhibit A or any other form approved by the Administrative Agent (acting at the direction of the Majority Lenders).

“Authorized Officer”. With respect to (i) delivering Loan Requests and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Credit Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer of the Borrower, and (iii) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Available Distribution Amount”. With respect to any Payment Date, means the sum (without duplication) of (i) all cash collected and applied by, or on behalf of, the Borrower in respect of all Owner Containers and all Leases of Owner Containers, minus any allocated Operating Expenses in respect of such Owner Containers and Leases (such difference, “Collections”) received during the most recently ended Collection Period, less the amount of the Management Fee and the Management Fee Arrearage (if

any) deducted by Manager prior to deposit of Collections into the Collection Account in accordance with this Credit Agreement and the Management Agreement for the most recently ended Collection Period, (ii) all amounts received by the Borrower during the most recently ended Collection Period pursuant to any Interest Rate Hedging Agreement, (iii) any earnings on Eligible Investments in the Collection Account, to the extent that such earnings were credited to such account during the most recently ended Collection Period, and (iv) other payments required by the Loan Documents to be deposited in the Collection Account.

“Bankruptcy Event”. For any Person, any of the following events:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

“Bankruptcy Laws”. Collectively, (a) the Federal Bankruptcy Code; (b) the Companies Act 1981 of Bermuda; and (c) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate”. The highest of (a) the variable annual rate of interest so designated from time to time by JPMorgan Chase Bank, N.A. (or any successor thereto) as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, (b) LIBOR for an Interest Period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, One Month LIBOR for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the Reuters service) or other publicly available source providing such quotations as designated by the Lender from time to time, at approximately 11:00 a.m. London time on such day), and (c) one-half of one percent (0.5%) above the Federal Funds Effective Rate; provided, however, that in no event shall the Base Rate exceed an interest rate per annum equal to one percent (1%) above the Federal Funds Effective Rate then in effect.

“Base Rate Loan”. A Loan bearing interest calculated by reference to the Base Rate.

“Borrower”. As defined in the caption to this Credit Agreement.

“Borrower Expenses”. For any Collection Period, all out-of-pocket, reasonable costs and expenses of the Borrower payable to third parties during such Collection Period (including costs and expenses permitted to be paid to, or by, the Manager, in connection with the conduct of the Borrower’s business), in each case determined on an accrual basis, including but not limited to the following:

(a) administrative expenses;

(b) accounting and audit expenses of the Borrower;

(c) premiums for liability, casualty, fidelity, directors and officers and other insurance;

(d) directors’ fees and expenses (including the fees, expenses and indemnities of AMACAR Group, L.L.C. and the Independent Director);

(e) legal and other professional fees and expenses; and

(f) taxes (including personal or other property taxes and all sales, value added, use and similar taxes);

provided, however, that Borrower Expenses shall not include (1) Operating Expenses with respect to the Owner Containers paid by the Manager pursuant to the terms of the Management Agreement, (2) any Management Fee, (3) overhead expenses of the Manager and other costs and expenses required to be paid by the Manager under the Management Agreement, (4) depreciation or amortization on the Owner Containers, (5) principal and interest payments on the Loans or (6) costs (exclusive of any Acquisition Fee) incurred by Borrower in connection with the Acquisition Functions performed by Manager (as defined in the Management Agreement).

“Breakage Cost”. For any Lender with respect to any Breakage Event, any costs actually incurred by such Lender in connection with such Breakage Event, which shall be calculated as the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower) of (a) such Lender’s cost of obtaining funds for the LIBOR Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan, minus (b) the amount of interest realized by such Lender in redeploying the funds returned or not utilized by reason of such Breakage Event for such period, invested at such Lender’s cost of funds at such time (or, if such funds are not so redeployed, the amount of interest likely to have been realized in the eurodollar interbank market).

“Breakage Event”. Any of (a) failure by the Borrower to repay any LIBOR Rate Loan as and when due and payable (including, without limitation, the prepayment of any LIBOR Rate Loan at any time other than the end of an Interest Period applicable thereto), (b) failure of the Borrower to borrow after the Borrower has given a Loan Request relating thereto in accordance with Section 2.2, for any reason other than failure of any Lender to make a Loan as and when requested in such Loan Request, (c) failure of the Borrower to prepay any Loan after the Borrower has given notice of such prepayment in accordance with Section 4.2.2, and (d) the conversion of a LIBOR Rate Loan to a Base Rate Loan at any time other than the end of an Interest Period applicable thereto, pursuant to Section 5.5. For purposes of clarification only, “Breakage Event” shall not include (i) any Commitment Increase or reallocation of Loans pursuant to Section 2.9 or (ii) any assignment requested of a Defaulting Lender pursuant to Section 15.14(a)(v).

“Business Day”. One of the following: (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in New York, New York, Brussels, Belgium or the city in which the Administrative Agent’s Office is located, a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, LIBOR Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the Eurodollar interbank market.

“Capitalized Lease”. Any Lease under which the Borrower is the lessee or obligor, the discounted remaining rental payment Obligations which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capital Stock”. Any and all shares, interests, participations or other equivalents (however designated) of capital stock or shares of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation or company) and any and all warrants, rights or options to purchase any of the foregoing.

“Casualty Loss”. As defined in the Management Agreement.

“CEU”. As defined in the Management Agreement.

“Change in Law”. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof, in each case, by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”. The occurrence of any event, or series of events, by which either (x) the Permitted Holders shall cease to own (directly or indirectly) one hundred percent (100%) of the Capital Stock of the Borrower, or (y) the Permitted Holders shall otherwise fail to have the ability to Control the Borrower (provided that the Manager’s management pursuant to the Management Agreement shall not be deemed to result in a failure of Permitted Holders to have the ability to Control the Borrower for purposes of this definition).

“Closing Date”. The date on which all conditions precedent set forth in Section 10 have been fulfilled or waived; for purposes of the Loan Documents, the Closing Date shall be deemed to have occurred on April 26, 2013.

“Code”. The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the date hereof, and any subsequent provisions of the Code, amendments thereto or substituted therefrom.

“Collateral”. All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents. Notwithstanding the foregoing, no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person and no Lease under which the Lessee is a Sanctioned Person, shall, in either instance, constitute Collateral.

“Collection Account”. As defined in Section 3.2.

“Collection Period”. The period commencing on (and including) a Determination Date to (but excluding) the immediately following Determination Date; provided, however, that the initial Collection Period shall commence on the Closing Date and end on May 8, 2013.

“Commitment”. With respect to each Lender, the amounts set forth on Schedule 1 as the amounts of such Lender’s commitment to make Loans to the Borrower pursuant to this Credit Agreement, as the same may be increased or reduced from time to time pursuant to the provisions hereof; or if such commitments are terminated pursuant to the provisions hereof, zero.

“Commitment Fee”. As defined in Section 5.1.1.

“Commitment Fee Percentage”. As of any date of determination, one of the following:

(i) If the quotient (expressed as a percentage) obtained by dividing (y) the Aggregate Loan Principal Balance by (y) the Aggregate Commitments shall be less than seventy percent (70%) as of such date of determination, sixty-five hundredths of one percent (0.65%) per annum; or

(ii) If the quotient (expressed as a percentage) obtained by dividing (y) the Aggregate Loan Principal Balance by (y) the Aggregate Commitments shall be equal to or greater than seventy percent (70%) as of such date of determination, one-half of one percent (0.50%) per annum.

“Commitment Increase”. As defined in Section 2.9(a).

“Commitment Percentage”. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to this Credit Agreement or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the outstanding Loans owing to such Lender at such time. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Company”. Any corporation, limited liability company, company limited by shares, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Competitor”. Any Person, other than Borrower, TAP, TL or any Affiliate of Borrower, TAP or TL, engaged in the container leasing business; provided that in no event shall ABN or any Affiliate or Approved Fund thereof, be deemed to be a “Competitor”.

“Consolidated” or “consolidated”. With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Subsidiaries, consolidated in accordance with GAAP.

“Container”. As defined in the Management Agreement.

“Container Purchase Agreement”. The Container Purchase Agreement, dated as of December 20, 2012, between Borrower and Textainer Group Holdings Limited, as amended, restated, supplemented or otherwise modified from time to time.

“Container Concentration Excess”. As of any date of determination an amount equal to the sum of the following:

(a) Specialized Containers. The amount by which the sum of the then Net Book Values (measured as of the last day of the second month immediately preceding such date of determination) of all Eligible Owner containers that are Specialized Containers exceeds an amount equal of the product of (i) twenty percent (20%) and (ii) the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination);

(b) Refrigerated Containers. The amount by which the sum of the then Net Book Values (measured as of the last day of the second month immediately preceding such date of determination) of all Eligible Owner containers that are refrigerated containers exceeds an amount equal to the product of (i) forty percent (40%) and (ii) the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination);

(c) Initial Finance Lease. The amount by which the sum of the Net Investment Values of all Initial Finance Leases of Eligible Owner Containers exceeds an amount equal to the product of (i) twenty percent (20%) and (ii) the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination); and

(d) Vendor Debt. The amount by which the aggregate principal amount of all Vendor Debt secured by Eligible Owner Containers (including without limitation any New Container to be purchased with the proceeds of any Loan) exceeds $10,000,000.

“Contingent Obligation”. As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Control”. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”. The Special Deposit Account Control Agreement, dated on or about the Closing Date, by and among the Borrower, the Administrative Agent and the bank at which the Collection Account is maintained, as amended, modified or supplemented from time to time in accordance with its terms.

“Credit Agreement”. This Credit Agreement, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified in accordance with the terms hereof.

“Default”. Any event that would, with the giving of notice or the lapse of time or both, constitute an “Event of Default”.

“Defaulted Lease”. Any Lease for which:

(a) a regularly scheduled rental payment or other material payment owing by the Lessee thereunder is more than 180 days past due (measured from its invoice due date); or

(b) an “event of default” thereunder, not dealt with in clause (a) (including a default occasioned by a Bankruptcy Event of the Lessee), has occurred, and the Manager has repossessed the related Owner Containers or is otherwise exercising remedies in accordance with its normal procedures; or

(c) the Borrower or Manager has otherwise determined that the remaining amounts owing by the Lessee under such Lease are expected to be uncollectible; or

(d) both of the following shall have occurred with respect to such Lease: (i) the related Lessee is the subject of a Bankruptcy Event, and (ii) such Lessee is not current in the payment of rental or other payments owing by such Lessee thereunder within sixty (60) days subsequent to the commencement of such Bankruptcy Event.

“Defaulting Lender”. Subject to Section 15.13.2, any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within one (1) Business Days of the date required to be funded by it hereunder, or (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Credit Agreement or under other agreements generally in which it commits to extend credit (it being agreed that a failure or refusal by a Lender to honor funding requests as a result of a good faith dispute regarding the continuing obligation of such lender to provide requested funds under such other agreement shall not serve as the basis for classification of such Lender as a Defaulting Lender).

“Depreciation Policy”. One of the following:

(a) For purposes of calculating the Asset Base, the depreciation policy set forth on Schedule 2 hereto for each Owner Container, as such depreciation policy may from time to time be revised by Borrower with the approval of (i) Borrower’s independent auditors and, (ii) if such revision would result in a lower monthly depreciation expense, the consent of the Lenders; and

(b) For purposes of preparing and maintaining the financial statements and financial records of the Borrower and all other purposes not addressed in the foregoing clause (a), the depreciation policy of the Borrower, as such depreciation policy may from time to time be revised by Borrower with the approval of Borrower’s independent auditors.

“Determination Date”. The fourth (4th) Business Day prior to a Payment Date.

“Distribution”. By any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person, other than dividends payable solely in shares of Capital Stock of such Person; (ii) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); (iii) the return of capital by such Person to its shareholders as such; or (iv) any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

“Dollars” or “$”. Dollars in lawful currency of the United States of America.

“Early Amortization Event”. Any of the following events or conditions:

(a) An Event of Default shall have occurred and be continuing without being remedied or waived;

(b) A Manager Default shall have occurred and be continuing without being remedied or waived by the parties entitled to waive such Manager Default;

(c) An Asset Base Deficiency exists on any Payment Date and such condition remains unremedied for a period of ten (10) consecutive calendar days without being cured;

(d) As of the last day of the most recently ended fiscal quarter, the EBIT to Interest Ratio of the Borrower is less than 1.20:1;

(e) As of any Payment Date, the Asset Base shall be less than Fifty Million Dollars ($50,000,000); or

(f) The most recent Asset Base Report indicates that the Weighted Average Age of the Owner Containers exceeds eight and one-half (8.5) years.

If an Early Amortization Event (i) shall have occurred (other than any Early Amortization Event described in the foregoing clause (d)), then such Early Amortization Event will be deemed to continue until the earlier to occur of (x) the date on which such Early Amortization Event is waived by the Majority Lenders and (y) the second (2nd) consecutive Payment Date on which the condition or event giving rise to such Early Amortization Event no longer exists, and (ii) described in the foregoing clause (d) shall have occurred, then such Early Amortization Event will be deemed to continue until the earlier to occur of (x) the date on which such Early Amortization Event is waived by the Majority Lenders and (y) the next date on which a certificate is provided pursuant to Section 8.1(c) reporting that such Early Amortization Event is no longer continuing.

“EBIT”. For any fiscal period of the Borrower, an amount equal to the sum of (i) net income for such period plus (ii) interest expenses and taxes for such period; provided that EBIT shall exclude (a) extraordinary gains and extraordinary losses for such fiscal period and (b) any adjustments to such net income, whether positive or negative, arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by FASB.

“EBIT to Interest Ratio”. For the Borrower as of any date of determination, the ratio of (a) aggregate EBIT to (b) aggregate Interest Expense, in each case for the most recently concluded four (4) fiscal quarters, commencing with the fiscal quarter ending March 31, 2013.

“Eligible Assignee”. Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) the Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that the Borrower will not have an approval right if a Default or an Event of Default is then continuing; provided that an “Eligible Assignee” shall not include (1) a Competitor, (2) the Borrower, (3) a natural person or (4) any Person then classified as a Defaulting Lender.

“Eligible Investments”. Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:

(a) direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime 1” by Moody’s;

(c) commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime 1” by Moody’s;

(d) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e) repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime 1” by Moody’s and whose long-term unsecured debt obligations are rated “AA” by S&P and “Aa3” by Moody’s;

(f) money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and

(g) any other investment as may be acceptable to the Administrative Agent (acting at the direction of the Majority Lenders), as evidenced by the Administrative Agent’s prior written consent to that effect.

“Eligible Owner Container”. As of any date of determination, any Owner Container (including without limitation any New Container to be acquired with the proceeds of any Loan) that complies with all of the following:

(a) Good Title. The Borrower has good and marketable title to (i) in the case of any Owner Container not subject to a Finance Lease, such Owner Container (or, in the case of New Container acquired with the proceeds of a Loan, the Borrower shall acquire good and marketable title to such Owner Container within five (5) Business Days after the date of advance of such Loan) and (ii) in the case of any Owner Container subject to a Finance Lease, such Finance Lease;

(b) Specifications. To the knowledge of the Borrower, such Owner Container conforms to the standard specifications used by the Manager for containers purchased by, and on behalf of container owners other than the Borrower, for that category of container and to any applicable standards promulgated by applicable international standards organizations;

(c) Defaulted Lease. To the knowledge of the Borrower, such Owner Container (s) is not then subject to a Defaulted Lease (or Defaulted Leases) with a Lessee that currently leases Owner Containers having an aggregate Net Book Value representing more than two and one half of one percent (2.5%) of the then Aggregate Net Book Value; provided, however, that if the sum of the Net Book Values of all Owner Containers then subject to a Defaulted Lease exceeds Ten Million Dollars ($10,000,000) as of such date of determination, then any incremental Owner Container subject to a Defaulted Lease shall not be an Eligible Owner Container;

(d) Registration. Such Owner Container’s registration mark (four letter prefix) has been registered in the name of the Lessee and/or the Manager in the official register of the Bureau International des Containers (Paris);

(e) Compliance with Law. Each Lease of such Owner Container complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which it was originated;

(f) Casualty Loss. To the knowledge of the Borrower, such Owner Container is not the subject of a Casualty Loss;

(g) Liens. In the case of any Owner Container not subject to a Finance Lease, such Owner Container, and in the case of any Owner Container subject to a Finance Lease, the Borrower’s rights in such Finance Lease, are (i) subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, and (ii) free and clear of all Liens other than Permitted Liens;

(h) Purchase Price. The Original Equipment Cost for such Owner Container did not exceed its Fair Market Value at the time of acquisition by the Borrower;

(i) No Sanctioned Person or Sanctioned Country. Such Owner Container is then (i) not on lease to a Sanctioned Person, and (ii) to Manager’s knowledge, (A) not subleased to or used by a Sanctioned Person or (B) not located, operated or used in a Sanctioned Country unless otherwise authorized pursuant to OFAC Sanctions or by a license granted by OFAC;

(j) Assignability of Leases. If such Owner Container is then subject to a Lease, the rights of the lessor under such Lease with respect to such Owner Container (other than any Lease with the U.S. government) are freely assignable without the consent of the Lessee or any other Person;

(k) No Manager or Affiliate as Lessee. To the knowledge of the Borrower, such Owner Container is not subject to a lease under which the Manager, the Borrower or any of their respective Affiliates is the lessee; provided that Owner Containers are permitted to be subject to a Head Lease;

(l) Lessee Not Subject to Bankruptcy Event. To the knowledge of the Borrower, such Owner Container(s) is not then subject to a Lease with a Lessee that is then subject to a Bankruptcy Event and that leases Owner Containers representing in aggregate more than two and one half of one percent (2.5%) of the then Aggregate Net Book Value; provided, however, that if the sum of the Net Book Values of all Owner Containers for which the related Lessee is subject to a Bankruptcy Event exceeds Ten Million Dollars ($10,000,000), then any Owner Container subject to a Lease for which the related Lessee is subject to a Bankruptcy Event shall not be classified as an Eligible Owner Container;

(m) Positive Asset Value. The Net Book Value of such Owner Container is greater than zero; and

(n) Subject to Management Agreement. Such Owner Container is subject to the Management Agreement.

Upon the recovery by the Borrower (or the Manager on behalf of the Borrower) of any Owner Container subject to a Lease described in clause (c) or (l) above, if all of the other above clauses are then complied with, such Owner Container may be classified as an Eligible Owner Container. An Owner Container that is classified as an Eligible Owner Container pursuant to the Dollar tolerances set forth in clause (c) or (l) shall be counted against only one such Dollar tolerance.

“Engagement Letter”. The Revolving Credit Facility Engagement Letter, dated as of the date hereof, between the Borrower and the Mandated Lead Arranger.

“Environmental Law”. Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

“Environmental Claim”. Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings against the Borrower under any Environmental Law or any permit issued to the Borrower under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“ERISA”. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the date hereof, and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Event”. Means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the incurrence by the Borrower of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower from any Plan or Multiemployer Plan; (c) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (d) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 307 of ERISA; (e) the receipt by the Borrower of any notice, or the receipt by any Multiemployer Plan from the Borrower of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (f) the occurrence of a nonexempt “prohibited transaction” with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code).

“Event of Default”. As defined in Section 12.1.

“Existing Container”. Owner Containers (including Owner Containers subject to a Finance Lease) that were owned by the Borrower on December 31, 2012.

“Fair Market Value”. With respect to any asset (including any Owner Container) to be purchased or sold by, or on behalf of, the Borrower, shall mean the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by, or on behalf of, the Borrower.

“FATCA”. Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Bankruptcy Code”. Title 11, United States Code as in effect from time to time (and any successor thereto).

“Federal Funds Effective Rate”. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any publicly announced changes in the Administrative Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

“Fee Letter”. Each of (x) the Administrative Agent Fee Letter and (y) each Upfront Fee Letter.

“Fees”. Collectively, the Administrative Agent Fee, the Commitment Fee and any fees payable pursuant to the Upfront Fee Letters.

“Finance Lease”. Any Lease of an Owner Container whose initial Lease provides the Lessee the right or option to purchase the Owner Container at the expiration of the Lease and whose initial Lease satisfies the criteria for classification as a capital lease pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.

“Fund”. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date”. Each date on which a Loan is made to the Borrower pursuant to the terms of this Credit Agreement.

“GAAP”. Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”. Any foreign, federal, state, regional, local, municipal or other government, including any regulatory authority (including any self-regulatory authority claiming jurisdiction) or any bank examiner, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guaranteed Pension Plan”. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hazardous Substances”. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

“Head Lease”: A Lease between TEML, as lessor, and TUS, as lessee, that possesses all of the following attributes:

(a) the rent payable by TUS under such Lease equals at least 98.5% of the amount of rent received by TUS from the applicable TUS Sublessee;

(b) the obligations of TUS under such Lease are secured by a first priority security interest granted by TUS to TEML in all TUS Subleases under which TUS is named lessor, and the proceeds of such TUS Subleases, in each case, to the extent but only to the extent related to the Owner Containers subject to the applicable head lease agreement;

(c) such Lease requires that all rental payments payable under the TUS Subleases shall be remitted directly to a lease collection account owed by TUS;

(d) such Lease requires that an Owner Container not be subleased by TUS to a Sanctioned Person and, to the actual knowledge of TUS, shall not be subleased by a TUS Sublessee to a Sanctioned Person or located, operated or used in a Sanctioned Country unless it is used pursuant to a license granted by the Office of Foreign Assets Control of the United States Treasury Department; and

(e) the term of such head lease agreement with respect to an Owner Container shall expire upon the expiration or earlier termination of the TUS Sublease of such Owner Container.

“Hedge Termination Payment”. Any payment due under an Interest Rate Hedging Agreement as a result of the termination (in whole or in part) of such Interest Rate Hedging Agreement for whatever reason.

“Hedging Agreement”. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement to which the Borrower at that time is a party, designed to protect the Borrower against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with the Borrower’s ordinary course of business or as otherwise required to be entered into by the Borrower pursuant to, and in accordance with, the terms of this Credit Agreement.

“Increase Date”. As defined in Section 2.9(a).

“Increasing Lender”. As defined in Section 2.9(a).

“Indebtedness”. As to any Person, without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all obligations of such Person under Capitalized Leases and Synthetic Leases, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and excluding Vendor Debt in the ordinary course of business that is not past due based on the terms that were applicable to such Vendor Debt when such Vendor Debt was created).

“Indemnified Party”. As defined in Section 15.3.

“Independent Accountant”. KPMG LLP or any “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) and that is independent with respect to the Borrower within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.

“Independent Director”. As defined in the bye-laws of the Borrower as in effect on the Closing Date (as such bye-laws may be amended from time to time in compliance with this Agreement).

“Initial Finance Lease”. The initial lease of any Owner Container after the date of its acquisition by the Borrower if such Lease is a Finance Lease.

“Interest Expense”. For any period for the Borrower, the aggregate amount of interest expense as shown for such period on the income statement of the Borrower, determined in accordance with GAAP.

“Interest Period”. With respect to all or any relevant portion of any Loan, (a) initially, the period commencing on the Funding Date of such Loan and ending on the day immediately preceding the Payment Date first occurring after the Funding Date of such Loan, and (b) thereafter, each period commencing on a Payment Date and ending on the day immediately preceding the next Payment Date; provided that any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Interest Rate Hedge Counterparty”. Each Person that is a counterparty to an Interest Rate Hedging Agreement with the Borrower and, at the time of entry into such Interest Rate Hedging Agreement, was a Lender or an Affiliate of a Lender; provided that, notwithstanding the foregoing, ABN AMRO Bank N.V. shall be an Interest Rate Hedge Counterparty with respect to any Interest Rate Hedging Agreement assumed by ABN AMRO Bank N.V. pursuant to a novation agreement.

“Interest Rate Hedging Agreement”. A Hedging Agreement with one or more Interest Rate Hedge Counterparties that is intended by the Interest Rate Hedge Counterparty to protect the Borrower against fluctuations in interest rates.

“Investments”. Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person.

“Lease”. Any lease for one or more Owner Containers entered into with a Lessee, which Lease may cover both Owner Containers and other marine or intermodal cargo containers in Manager’s fleet. A Lease may be in the name of Manager, any Affiliate thereof or any third-party lessor from whom Manager has acquired management rights. Leases shall include all TUS Subleases. A Lease may be classified as an Operating Lease or a Finance Lease.

“Lease Concentration Excess”. As of any date of determination, an amount equal to the sum of the following:

(a) Maximum Concentration to a Single Lessee. The amount by which (x) the sum of the Net Book Values (measured as of the last day of the second month immediately preceding such date of determination) of all Eligible Owner Containers that are in aggregate on lease to any single Lessee and its Affiliates, exceeds (y) an amount equal to the product of (A) twenty percent (20%) and (B) the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination);

(b) Maximum Concentration to U.S. Government. The amount by which (x) the sum of the Net Book Values (measured as of the last day of the second month immediately preceding such date of determination) of all Eligible Owner Containers subject to leases under which the lessee is the government of the United States of America or one of its agencies, exceeds (y) an amount equal to the product of (A) four percent (4%) and (B) an amount equal to the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination); provided, however that any Owner Container subject to any such Lease shall not count against the limitation contained in this clause (b) following (i) the execution by the appropriate U.S. governmental official(s) of a consent to assignment with respect thereto and (ii) delivery to the Administrative Agent of an opinion of counsel to the Borrower to the effect that the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727, 41 U.S.C. 15), has been complied with by or on behalf of the Borrower regarding such Owner Containers; and

(c) Maximum Concentration to any Three Lessees. The amount by which (x) the sum of the Net Book Values (measured as of the last day of the second month immediately preceding such date of determination) of all Eligible Owner Containers that are in aggregate on lease with any three Lessees and their respective Affiliates, exceeds (y) an amount equal to the product of (A) forty-five percent (45%) and (B) the Aggregate Net Book Value (measured as of the last day of the second month immediately preceding such date of determination);

provided, however, that in the event that any Lessee shall engage in any transaction (whether through merger, consolidation, stock sale, asset sale or otherwise) (such transaction, the “Reference Transaction”) pursuant to which (x) such Lessee shall become the owner of, or interest holder in, any other Lessee’s leasehold interests in one or more Owner Containers and (y) the effect of such Reference Transaction is to cause a Lease Concentration Excess to occur under clause (a) or (c), (collectively, the “Applicable Clauses”), then:

(A) all Owner Containers on lease to the Lessee or Lessees of Owner Containers that would be excluded from the Asset Base by operation of any Applicable Clause following consummation of such Reference Transaction (each, a “Reference Lessee”), immediately following the consummation of the Reference Transaction, shall be disregarded for the purposes of calculating the Lease Concentration Excess under such Applicable Clause (and, for the avoidance of doubt, the Lease Concentration Excess in respect of such Reference Lessees under such Applicable Clause shall equal zero as of immediately following the consummation of the Reference Transaction); and

(B) (ii) until such time as the Lease Concentration Excess under such Applicable Clause (which, for purposes of this clause (B) only, shall be determined without giving effect to clause (i) above) would otherwise cease to exist, the Lease Concentration Excess under such Applicable Clause shall instead equal, as of any date of determination, the sum of the Net Book Values of all Owner Containers (the “Reference Transaction Excluded Value”), if any, put on lease to the Reference Lessee subsequent to the consummation of such Reference Transaction (and, for the avoidance of doubt, the sum of all Reference Transaction Excluded Values for all Applicable Clauses as of any date of determination shall be (without duplication) included in the calculation of Lease Concentration Excess of the definition of Asset Base as of such date of determination).

In applying the concentration limits set forth above, TUS, in its capacity as Lessee under a Head Lease Agreement, shall be excluded from such calculations, and each TUS Sublessee shall be included in such calculations.

“Lender Affiliate”. With respect to any Lender, an Affiliate of such Lender.

“Lenders”. ABN and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 14.

“Lessee”. Any entity that leases one or more Owner Containers.

“LIBOR Business Day”. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent (acting at the direction of the Majority Lenders).

“LIBOR Rate”. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page LIBOR01 of the Reuters Service as of 11:00 a.m. London time on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Mandatory Reserve Rate. If rates are not available or quoted for a period that directly corresponds to the duration of the Interest Period, the rate shall be determined by the Administrative Agent utilizing straight line interpolation of the available rate for the closest period shorter than the Interest Period and the available rate for the closest period longer than the Interest Period. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined. Notwithstanding anything to the contrary in the foregoing, in no event shall the LIBOR Rate be less than zero percent (0%).

“LIBOR Rate Loan”. A Loan bearing interest calculated by reference to the LIBOR Rate.

“Lien”. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).

“Loan”. Any loan made or to be made by the Lenders to the Borrower pursuant to Section 2.1.

“Loan Documents”. This Credit Agreement, the Management Agreement, any Interest Rate Hedging Agreement, the Revolving Credit Notes (if issued), each Fee Letter, the Engagement Letter and the Security Documents.

“Loan Request”. As defined in Section 2.2.

“Majority Lenders”. As of any date of determination, one of the following:

(a) if any Loans are then outstanding or Commitments are then in effect, any single Lender or multiple Lenders collectively having more than sixty-six and two-thirds percent (66 2/3%) of the sum of the portion of the Aggregate Commitments unfunded at such date plus the Aggregate Loan Principal Balance or, if the Commitment of each Lender to make Loans has been terminated pursuant to Section 12.2(b), any single or multiple Lenders collectively holding in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Loan Principal Balance; provided that the Commitment of, and the portion of the Aggregate Loan Principal Balance held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders; or

(b) at all times not addressed in clause (a), one or more Interest Rate Hedge Counterparties that would be owed more than sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of all Hedge Termination Payments that would be payable on such date if all Interest Rate Hedging Agreements were terminated on such date of determination.

“Management Agreement”. That certain Second Amended and Restated Management Agreement, dated as of April 26, 2013, between the Manager and the Borrower, a copy of which is attached as Exhibit B, as such agreement shall be amended, supplemented, or modified from time to time in accordance with its terms and in compliance with this Credit Agreement.

“Management Fee”. As defined in the Management Agreement.

“Management Fee Arrearage”. For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

“Manager”. TEML, as manager under the Management Agreement.

“Manager Default”. As defined in the Management Agreement.

“Manager Report”. A report substantially in the form of Exhibit G hereto.

“Mandated Lead Arranger”. As defined in the caption to this Credit Agreement.

“Mandatory Reserve Rate”. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under any applicable regulatory authority (including without limitation any reserves required by (i) the regulations of the European Central Bank or (ii) Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D) (or any successor or similar regulations relating to such reserve requirements), if such liabilities were outstanding). The Mandatory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Mandatory Reserve Rate.

“Margin Stock”. The term shall have the meaning provided in Regulation U.

“Material Adverse Effect”. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, financial condition or operations of the Borrower; or

(b) a material adverse effect on the ability of the Borrower to perform any of its monetary obligations under any of the Loan Documents to which it is a party.

“Maturity Date”. The earlier to occur of (i) the date on which the Obligations have been accelerated in accordance with Section 12.2(a) and (ii) the date that is the three (3) year anniversary of the Closing Date, as such date may be extended from time to time in accordance with Section 15.12.

“Maximum Required Hedge Amount”. As of any Payment Date, an amount equal to the product of (a) one hundred percent (100%) and (b) the Aggregate Loan Principal Balance as of such date of determination.

“Measurement Period”. As of any date of determination, the most recently completed twelve (12) calendar months or, if shorter, the number of calendar months that elapsed since the Closing Date.

“Minimum Required Hedge Amount”. As of any Payment Date, an amount equal to the product of (a) seventy percent (70%) and (b) the sum of the net book values of term Leases and the Net Investment Values of Finance Leases as of the last day of the second month immediately preceding such Payment Date.

“Moody’s”. Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan”. Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower shall have any liability.

“Net Book Value”. As of any date of determination, one of the following amounts:

(a) for Owner Containers that are New Containers and are not subject to a Finance Lease, the Net Book Value equals the Original Equipment Cost minus accumulated depreciation calculated from the date of acquisition by the Borrower, which depreciation shall be calculated using the Depreciation Policy;

(b) for Owner Containers that are Existing Containers and are not subject to a Finance Lease, the Net Book Value equals the net book value thereof included in the financial statements of the Borrower for the period ending December 31, 2012, minus accumulated depreciation calculated from such date, which depreciation shall be calculated using the Depreciation Policy; and

(c) for Owner Containers that are subject to a Finance Lease, the Net Book Value equals the then Net Investment Value of such Finance Leases.

“Net Income”. As of any date of determination, the net income (or loss) of the Borrower, as determined in accordance with GAAP, for the most recently completed Measurement Period.

“Net Investment Value”. With respect to any Finance Lease, as of any date of determination, an amount equal to the “net investment in finance lease” with respect to such Finance Lease and reflected on the books and records of the Borrower and determined in accordance with GAAP; provided, however, that the Net Investment Value of a Finance Lease that is classified as a Defaulted Lease shall be deemed to be zero.

“New Container”. Owner Containers (including Owner Containers subject to a Finance Lease) that are acquired by the Borrower after December 31, 2012.

“NOI”. As defined in the Management Agreement.

“Non-Excluded Taxes”. Any taxes other than:

(a) income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of a Lender or the Administrative Agent under the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender or the Administrative Agent is organized or in which the principal office or funding office of such Lender or the Administrative Agent is located or in which it is otherwise conducting business;

(b) any deduction, withholding or other imposition of taxes that arises as a result of a present or former connection between a Lender or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender or the Administrative Agent having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise solely by virtue of the Loan Documents;

(c) any taxes imposed as a result of failure to comply with Section 5.2.2(g); and

(d) any withholding tax imposed by a law in effect at the time a Lender becomes a party hereto (or designates a new lending office), with respect to any interest payment made by or on account of any obligation of the Borrower to such Lender, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 5.2.2.

“Obligations”. All of the following:

(a) all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations for fees, costs and indemnities) of Borrower to the Lenders and the Administrative Agent, whether now existing or hereafter incurred under, arising out of, or in connection with, this Credit Agreement and the other Loan Documents (other than Interest Rate Hedging Agreements) and the due performance and compliance by Borrower with all of the terms, conditions and agreements contained in this Credit Agreement and in such other Loan Documents (other than Interest Rate Hedging Agreements); and

(b) all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by Borrower to the Interest Rate Hedge Counterparties, whether now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Hedging Agreement, whether such Interest Rate Hedging Agreement is now in existence or hereinafter arising, and the due performance and compliance by Borrower with all of the terms, conditions and agreements contained in each such Interest Rate Hedging Agreement.

“OFAC”. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions”. As defined in Section 7.20.

“Operating Expenses”. As defined in the Management Agreement.

“Operating Lease”. A Lease that is not a Finance Lease.

“Original Equipment Cost”. With respect to any Owner Container, one of the following:

(a) in the case of any New Container that is a new Container, an amount equal to the sum of (i) the vendor’s or manufacturer’s invoice price plus (ii) reasonable and customary inspection, transport, and initial positioning costs necessary to put such Owner Container in service, plus (iii) reasonable acquisition fees and other fees paid by or on behalf of, the Borrower (including any acquisition fees paid to the Manager); provided that the sum of the amounts referenced in clauses (ii) and (iii) shall not exceed 2.5% of the amount set forth in clause (i) for such Owner Container;

(b) in the case of any Existing Container, an amount equal to the fair market value of such Owner Container as of March 1, 2013; and

(c) in the case of any New Container that is a used Container, an amount equal to the lesser of (i) the amount that would be determined for such New Container under clause (a) above, if such information is available to the Borrower, and (ii) the purchase price of such New Container at the time of its sale to the Borrower.

“Other Taxes”. As defined in Section 5.2.2(b).

“Owner Container”. Each Container owned by the Borrower from time to time, including any Container that is subject to a Finance Lease.

“Owner Proceeds”. As defined in the Management Agreement.

“Participant”. As defined in Section 14.4.

“Payment Date”. The fifteenth (15th) calendar day of each month or, if such day is not a Business Day, the immediately succeeding Business Day; the initial Payment Date shall be May 15, 2013.

“PBGC”. The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Periodic Hedge Payment”. Any payment under an Interest Rate Hedging Agreement other than a Hedge Termination Payment.

“Permitted Holder”. Each of TAP and TL.

“Permitted Lien”. As defined in Section 9.2.

“Person”. An individual, any partnership, a limited liability company, company limited by shares, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan”. Any employee pension plan (other than a Multiemployer Plan) as defined in Section 3(35) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower is an “employer” as defined in Section 3(5) of ERISA.

“Receivable”. With respect to any Lease as of any date of determination, any expected future rental or other (e.g., purchase option) payment with respect to such Lease which has not yet become due.

“Register”. As defined in Section 14.3.

“Related Parties”. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Restricted Payment”. In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower of Indebtedness owing to the Borrower’s shareholders (or other equity holders), or (c) cash payments under derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower. For purposes of clarification only, “Restricted Payments” shall not include any amounts owing by Borrower (i) pursuant to the terms of the Container Purchase Agreement or (ii) to any Interest Rate Hedge Counterparty.

“Returns”. As defined in Section 7.17.

“Revolving Credit Period”. The period commencing on the Closing Date and ending on the earliest to occur of (a) the day immediately preceding the date that is the three (3) year anniversary of the Closing Date, as such date may be extended from time to time in accordance with Section 15.12, (b) the date on which the Aggregate Commitments have been terminated pursuant to Section 12.2(b) and (c) the date on which an Early Amortization Event occurs. The cure of an Early Amortization Event (other than any Early Amortization Event described in clause (d) of the definition of Early Amortization Event) will not result in an automatic reinstatement of the Revolving Credit Period; provided that, upon the cure of any Early Amortization Event described in clause (d) of the definition of Early Amortization Event, the Revolving Credit Period automatically shall be reinstated until the earliest to occur of any other event described in any of clauses (a) through (c) in the immediately preceding sentence; and provided further that, upon request of the Borrower, the Majority Lenders may consent to the reinstatement the Revolving Credit Period following any cure of an Early Amortization Event that does not result in the automatic reinstatement of the Revolving Credit Period (such consent not to be unreasonably withheld).

“S&P”. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sales Proceeds”. As defined in the Management Agreement.

“Sanctioned Country”. A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person”. Any of the following currently or in the future: (i) an individual, entity, or vessel named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, and any entity in which such individual, entity, or vessel owns, directly or indirectly, a fifty percent or greater interest, or (ii) (A) an agency or instrumentality of, or an entity owned or controlled by the government of a Sanctioned Country, (B) an entity located in or organized under the laws of a Sanctioned Country, or (C) a national or permanent resident of a Sanctioned Country, or a person located in a Sanctioned Country, to the extent such agency, instrumentality, entity, or person is subject to OFAC Sanctions.

“Scheduled Principal Payment Amount”. One of the following:

(a) on any Payment Date (other than the Maturity Date) on which no Early Amortization Event is continuing, the amount (if any) by which (1) the Aggregate Loan Principal Balance on such date (determined prior to giving effect to any principal payments to be made on such Payment Date), exceeds (2) the Asset Base on such Payment Date; and

(b) on the Maturity Date, the Aggregate Loan Principal Balance on such date.

“Secured Party”. Each of the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty.

“Security Agreement”. That certain Security Agreement, dated as of the date hereof, by Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, a copy of which is attached as Exhibit C hereto, as such agreement shall be amended, supplemented, or modified from time to time in accordance with its terms.

“Security Documents”. The Security Agreement, the Control Agreement and other instruments and documents executed or delivered pursuant to any Security Document.

“Senior Designated Officer”. With respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Person.

“Specialized Containers”: Any type of Container other than twenty foot (20’) dry freight, forty foot (40’) dry freight, forty foot (40’) high cube dry freight cargo and standard and high cube refrigerated containers.

“State”. Any state of the United States of America.

“Subsidiary”. With respect to any Person, shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person.

“Synthetic Lease”. Any lease of goods or other property, whether real or personal, (x) which is treated as an operating lease under GAAP and (y) in respect of which the Lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes.

“Tangible Net Worth”. As of any date of any determination, means, for any Person, the shareholders’ equity of such Person as of that date determined in accordance with GAAP; provided that Tangible Net Worth shall exclude any unrealized adjustments, whether positive or negative, arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board.

“TAP”. TAP Ltd., an exempted company limited by shares incorporated under the laws of Bermuda.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCG”. TCG Fund I, L.P., a limited partnership organized under the laws of the Cayman Islands.

“TEML”. Textainer Equipment Management Limited, an exempted company limited by shares continued under the laws of Bermuda.

“Terminated Managed Container”. As defined in the Management Agreement.

“TEU”. A twenty (20) foot equivalent unit, an industry standard measure based on the physical dimensions of a Container.

“TL”. Textainer Limited, an exempted company limited by shares incorporated under the laws of Bermuda

“TUS”. Textainer Equipment Management (U.S.) II LLC, a Delaware limited liability company.

“TUS Sublease”. A sublease of an Owner Container by TUS as sublessor pursuant to its rights as lessee under a Head Lease Agreement.

“TUS Subleased Container”. Each Owner Container that is subject to both (i) a Head Lease Agreement with TUS as lessee and (ii) a TUS Sublease.

“TUS Sublessee”. Each lessee that is party to a TUS Sublease.

“Type”. As to all or any portion of any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

“UCC”. The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Upfront Fee Letter”. Each Upfront Fee Letter, dated as of the date hereof, between the Borrower and the respective Lender.

“Vendor Debt”. As defined in Section 9.1(c).

“Voting Stock”. Stock, shares or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.

“Weighted Average Age”. For any date of determination shall be equal to the quotient of (A) the sum of the products of (i) the age in years (determined from the date of the initial sale thereof by the manufacturer) of each Owner Container being evaluated, multiplied by (ii) the Net Book Value of such Owner Container being evaluated, divided by (B) the then Aggregate Net Book Value.

“Withdrawal Liability”. Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) The words “include”, “includes”, and “including” are not limiting.

(f) All terms not specifically defined in this Credit Agreement or in the Management Agreement, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the UCC.

(g) Reference to a particular “§” or Section refers to that section of this Credit Agreement unless otherwise indicated.

(h) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(j) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(k) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in each Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

1.4 Accounting and Financial Determinations.

(a) Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP consistently applied.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) If the Borrower shall elect as of the end of any financial reporting period to prepare its financial statements in accordance with International Financial Reporting Standards (as published by the International Accounting Standards Board) (“IFRS”) rather than GAAP, then, following delivery to the Administrative Agent the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to the Administrative Agent, the Borrower and the Majority Lenders) the thresholds or methods of calculation required under the Credit Agreement and the other Loan Documents such that compliance therewith is neither more nor less burdensome (as determined by the Majority Lenders in their sole discretion) to Borrower as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

2.	COMMITMENTS OF LENDER.

2.1 Commitments to Make Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Revolving Credit Period; provided, however, that (x) after giving effect to the requested Loan, the Aggregate Loan Principal Balance shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Asset Base, calculated (in the case of clause (ii)) after giving effect to the origination or acquisition of the Owner Containers to be originated or acquired with the proceeds of such Loan, and (y) each Loan shall be in a minimum amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. Loans shall be LIBOR Rate Loans or, under the circumstances set forth in Section 5.4 or 5.5, a Base Rate Loan.

2.2 Requests for Loan. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request”) no later than 2:00 p.m. (New York time) three (3) LIBOR Business Days prior to any proposed Funding Date (or such shorter timeframe as the Administrative Agent and all of the Lenders shall agree). Any Loan Request received by the Administrative Agent after 2:00 p.m. (New York time) shall be considered to have been received on the following LIBOR Business Day. Each such Loan Request shall specify (i) the principal amount of the Loan requested, (ii) the proposed Funding Date of such Loan and (iii) the Interest Period for such Loan. The Administrative Agent shall promptly notify each of the Lenders of such Loan Request. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Funding Date. The Borrower shall not be permitted to request any Loan at any time when the Revolving Credit Period is not in effect; upon the expiration or termination of the Revolving Credit Period, any unfunded portion of the Commitments shall terminate, automatically and without notice or action of any kind.

2.3 Evidence of Loan. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit E hereto, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type, amount and maturity of its Loans and payments with respect thereto.

2.4 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Loan Principal Balance would exceed the Aggregate Commitments (unless the Borrower simultaneously (x) prepays the Loans in the amount necessary to cause the Aggregate Commitments to equal or exceed the Aggregate Loan Principal Balance, and (y) pays to each Interest Rate Hedge Counterparty an amount equal to all amounts (including Hedge Termination Payments) payable (if any) pursuant to the terms of the related Interest Rate Hedging Agreement in connection with such reduction). The Administrative Agent shall promptly notify the Lenders and each Interest Rate Hedge Counterparty of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All Fees accrued until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction.

2.5 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s Commitment Percentage of such requested Loan, the Administrative Agent may assume that such Lender has made such amount available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Commitment Percentage of the applicable requested Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its Commitment Percentage of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Commitment Percentage of the requested Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6 Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 10 or 11 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.7 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to this Credit Agreement are several and not joint. The failure of any Lender to make any Loan or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date. No Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Credit Agreement and no Lender shall be required to fund more than its Commitment Percentage of any Loan.

2.8 Revolving Credit Facility. The credit facility evidenced by this Credit Agreement is a revolving credit facility. Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Credit Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.

2.9 Optional Increase in Revolving Credit Facility.

(a) The Borrower may at any time (but not more than once in any calendar quarter and not more than twice in aggregate during the term of this Credit Agreement) during the period from the Closing Date to the date that is the thirty (30) month anniversary of the Closing Date, by a letter to the Administrative Agent, request that the Aggregate Commitments be increased (a “Commitment Increase”) as of the date specified in such letter (the “Increase Date”) by (i) increasing the Commitment of any Lender (an “Increasing Lender”) that has agreed to such increase (it being understood that no Lender shall have any obligation to increase its Commitment pursuant to this Section 2.9) and/or (ii) adding one or more Eligible Assignees reasonably acceptable to the Administrative Agent (each an “Additional Lender”) as parties hereto, in each case with a Commitment in the amount agreed to by such Additional Lender; provided that (A) the amount of the Aggregate Commitments shall not exceed Two Hundred Twenty-Five Million Dollars ($225,000,000), (B) each Commitment Increase shall be in a minimum amount of $10,000,000 (C) the initial Commitment of each Additional Lender shall be $15,000,000 or more, and (D) any Commitment Increase shall be offered by the Borrower (x) first to the existing Lenders ratably in accordance with their existing Commitments, and (y) second, if the entire requested Commitment Increase shall not be allocated to the existing Lenders, the Borrower may offer the unallocated portion of such Commitment Increase to any Additional Lenders.

(b) On each Increase Date, (x) each applicable Additional Lender shall become a party to this Credit Agreement with the rights and obligations of a “Lender” hereunder, (y) the Commitment of each applicable Increasing Lender shall be increased by the amount agreed by such Increasing Lender and (z) Schedule 1 shall be deemed amended to reflect the applicable Commitment Increase; provided that:

(i) on such Increase Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by an Authorized Signatory of the Borrower, dated such Increase Date, stating that: (A) the representations and warranties contained in Section 7 are true and correct on and as of such Increase Date, before and after giving effect to the Commitment Increase, as though made on and as of such Increase Date, (B) no Default or Event of Default exists, (C) the Borrower shall be in pro forma compliance with Section 9.19, and (D) the Borrower shall pay to (x) each Increasing Lender a fee in an amount calculated at the same percentage used in the calculation of the original upfront fee paid to such Increasing Lender on the Closing Date and (y) each Additional Lender a fee in an amount to be agreed between the Borrower and such Additional Lender; and

(ii) on or before such Increase Date, the Administrative Agent shall have received the following, each dated such Increase Date, for further distribution to each Lender (including each Additional Lender): (A) certified copies of resolutions of the board of directors of the Borrower approving the Commitment Increase and any corresponding modifications to this Credit Agreement; (B) a joinder agreement from each Additional Lender, if any, in form and substance reasonably satisfactory to the Borrower and the

Administrative Agent; and (C) written confirmation from each Increasing Lender of the increase in the amount of its Commitment, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

(c) On each Increase Date, upon fulfillment of the conditions set forth in Section 2.9(b), the Administrative Agent shall notify the Lenders (including each Additional Lender) and the Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Additional Lender on such date. Each Increasing Lender and each Additional Lender shall, before 10:30 a.m. (New York time) on the Increase Date, make available for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, an aggregate amount to be distributed to the other Lenders for the account of their respective applicable lending offices such that, after giving effect to such distribution, each Lender has a ratable share (calculated based on its Commitment as a percentage of the Aggregate Commitments after giving effect to such Commitment Increase) of the Loans. The Borrower acknowledges that, in order to maintain the Loans in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro rata increase in the aggregate Commitments may require prepayment of all or portions of the Loans on the date of such increase.

3.	COLLECTION ACCOUNT.

3.1 Collection Account.

(a) On or about the Closing Date, the Borrower shall establish a deposit account, in the name of the Borrower for the benefit of the Administrative Agent and the Majority Lenders, with a bank or trust company acceptable to Borrower (the “Collection Account”). The Administrative Agent, for the benefit of the Secured Parties, shall at all times have a first priority Lien in the Collection Account and all funds and Eligible Investments therein.

(b) The Borrower shall instruct the Manager to deposit all Owner Proceeds (as defined in the Management Agreement) into the Collection Account, at the times and in the amounts required pursuant to the terms of the Management Agreement. Notwithstanding the foregoing, the Manager shall be permitted to withhold, from amounts otherwise required to be deposited into the Collection Account, the amount of any Management Fee and Management Fee Arrearage then due and payable.

3.2 Disbursement of Funds From Collection Account. On each Payment Date, the Borrower, based on the Manager Report, shall distribute funds on deposit in the Collection Account in an amount equal to the Available Distribution Amount. Such Available Distribution Amount shall be distributed to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

(a) On each Payment Date on which no Early Amortization Event or Event of Default is continuing, to the following Persons and in the following order of priority:

(i) To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld or withdrawn by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(ii) To such Persons as the Borrower shall direct, an amount equal to Borrower Expenses then due and payable or that are scheduled to be paid prior to the next succeeding Payment Date; provided, however, that the amount payable pursuant to this Section 3.2(a)(ii) in any twelve month period shall not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(iii) To each of the following on a pro rata basis determined in accordance with the amounts referenced in clause (A) and (B):

(A) To the Administrative Agent for the benefit of each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (A), the amount of any Periodic Hedge Payment (but not Hedge Termination Payments) then due and payable to it pursuant to the terms of any Interest Rate Hedging Agreement then in effect, together with any unpaid Periodic Hedge Payments from prior Payment Dates and any interest thereon as specified in such Interest Rate Hedging Agreement;

(B) To the Administrative Agent for the benefit of the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (B), all unpaid interest (other than any incremental interest owing pursuant to Section 5.8) then due and owing on all unpaid Loans;

(iv) To the Administrative Agent for the benefit of the Lenders, on a pro rata basis, any Commitment Fee then due and payable and any unpaid Commitment Fees from prior Payment Dates;

(v) To the Administrative Agent, the Administrative Agent Fee then due and owing;

(vi) To each of the following on a pro rata basis determined in accordance with the amounts referenced in clauses (A) and (B):

(A) To the Administrative Agent for the benefit of each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Loans), an amount equal to its Commitment Percentage of the Scheduled Principal Payment Amount for such Payment Date;

(B) To the Administrative Agent for the benefit of each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (B), the amount of any unpaid payments then due and payable (including Hedge Termination Payments) pursuant to the terms of any Interest Rate Hedging Agreement then in effect;

(vii) To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this Section 3.2(a)(vii), all Taxes, increased costs, indemnification, expenses, incremental interest owing pursuant to Section 5.8 and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(viii) To the Manager, the amount of any unpaid indemnification payments, expense reimbursements and all other amounts payable to the Manager pursuant to the Management Agreement; and

(ix) To the Borrower, any remaining Available Distribution Amount on deposit in the Collection Account after giving effect to the payments set forth in the foregoing Sections 3.2(a)(i) through (viii).

(b) On each Payment Date on which an Early Amortization Event is continuing but no Event of Default is continuing, to the following Persons and in the following order of priority:

(i) To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld or withdrawn by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(ii) To such Persons as the Borrower shall direct, an amount equal to Borrower Expenses then due and payable or that are scheduled to be paid prior to the immediately succeeding Payment Date; provided, however, that the amount payable pursuant to this Section 3.2(b)(ii) in any twelve month period shall not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(iii) To each of the following on a pro rata basis determined in accordance with the amounts referenced in clauses (A) and (B):

(A) To the Administrative Agent for the benefit of each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (A), the amount of any Periodic Hedge Payment (but not Hedge Termination Payments) then due and payable pursuant to the terms of any Interest Rate Hedging Agreement then in effect, together with any unpaid Periodic Hedge Payments from prior Payment Dates and any such amounts past due and any interest thereon;

(B) To the Administrative Agent for the benefit of the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (B), all unpaid interest (other than any incremental interest owing pursuant to Section 5.8) then due and owing on all unpaid Loans;

(iv) To the Administrative Agent for the benefit of the Lenders, on a pro rata basis, any Commitment Fee then due and payable and any unpaid Commitment Fees from prior Payment Dates;

(v) To the Administrative Agent, the Administrative Agent Fee then due and owing;

(vi) Each of the following on a pro rata basis in accordance with the amounts referenced in clauses (A) and (B):

(A) To the Administrative Agent for the benefit of each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective Loans), an amount equal to its Commitment Percentage of the Aggregate Loan Principal Balance; and

(B) To the Administrative Agent for the benefit of each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (B), the amount of any unpaid payments then due and payable (including Hedge Termination Payments) pursuant to the terms of any Interest Rate Hedging Agreement then in effect;

(vii) To the Administrative Agent for the benefit of each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this Section 3.2(b)(vii), all Taxes, increased costs, indemnification, expenses, incremental interest owing pursuant to Section 5.8, and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(viii) To the Manager, the amount of any unpaid indemnification payments, expense reimbursements and all other amounts payable to the Manager pursuant to the Management Agreement; and

(ix) To the Borrower, any remaining Available Distribution Amount on deposit in the Collection Account after giving effect to the payments set forth in the foregoing Sections 3.2(b)(i) through (viii).

(c) On each Payment Date on which an Event of Default is continuing, to such Persons, and in the order of priority, as set forth in Section 12.3.

3.3 Investments.

(a) Funds at any time held in the Collection Account shall be invested and reinvested in one or more Eligible Investments, as directed by (i) so long as no Event of Default is then continuing, the Borrower or its designee, or (ii) so long as an Event of Default has occurred and is continuing, the Administrative Agent or its designee.

(b) Each investment made pursuant to this Section 3.4 on any date shall mature not later than the Business Day immediately preceding the Payment Date next succeeding the day such investment is made, except that any investment made on the day preceding a Payment Date shall mature on such Payment Date.

(c) Pursuant to the Security Agreement, all monies on deposit in the Collection Account, together with any deposits or securities in which such moneys may be invested or reinvested, and any gains from such investments, constitute Collateral.

4.	PROVISIONS APPLICABLE TO ALL LOANS.

4.1 Interest on Loans.

(a) Except as otherwise provided in Section 5.8, each Loan shall bear interest during each Interest Period relating to all, or any portion of, such Loan at the following rates:

(i) To the extent that all or any portion of a Loan bears interest during such Interest Period at the Base Rate, such Loan (or such portion thereof) shall bear interest during such Interest Period at the rate per annum equal to the sum of (i) the Applicable Margin and (ii) the Base Rate in effect from time to time.

(ii) To the extent that all or any portion of a Loan bears interest during such Interest Period at the LIBOR Rate, such Loan or such portion shall bear interest during such Interest Period at a rate per annum equal to the sum of (i) the LIBOR Rate and (ii) the Applicable Margin.

The Borrower promises to pay interest at the applicable interest rate set forth above on all Loans or any portion thereof outstanding during each Interest Period monthly in arrears on each Payment Date and on the Maturity Date. Such interest shall be calculated in accordance with Section 5.3.

(b) In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.

(c) No Interest Period relating to a Loan or any portion thereof shall extend beyond the Maturity Date.

4.2 Repayments and Prepayments of the Loans.

4.2.1 Repayment of Loans. On each Payment Date (other than the Maturity Date), the Aggregate Loan Principal Balance shall be payable in an amount equal to (i) if no Early Amortization Event is then continuing, the Scheduled Principal Payment Amount for such Payment Date, or (ii) if an Early Amortization Event is then continuing, the Aggregate Loan Principal Balance to the extent that funds are available for such purpose in accordance with the priority of payments set forth in Section 3.2(b)(vi)(A) on such Payment Date. The Aggregate Loan Principal Balance, and all accrued interest and other amounts owing on, or with respect to, the Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 12.2(a).

4.2.2 Optional Prepayment of Loans. The Borrower shall have the right at any time to prepay one or more of the Loans on or before the Maturity Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Business Day prior to such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (b) simultaneously with such prepayment, the Borrower shall pay to (i) each Lender, an amount equal to such Lender’s Breakage Cost (if any) related to such prepayment, and (ii) each Interest Rate Hedge Counterparty, an amount equal to all amounts (including Hedge Termination Payments) payable (if any) pursuant to the terms of the related Interest Rate Hedging Agreement in connection with such prepayment. The Administrative Agent will promptly notify each Lender and each Interest Rate Hedge Counterparty of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment. Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment.

4.2.3 Application of Payments. All payments of principal made pursuant to Section 4.2.1 or 4.2.2 shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages. Any principal payment received by a Lender pursuant to Section 4.2.1 or 4.2.2 shall be applied to reduce the principal balance of all unpaid Loans owing to such Lender on a pro rata basis (based on the unpaid principal balance of each such Loan).

4.3 Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.3 shall be conclusive, absent manifest error.

4.4 Sharing of Payments by Lenders.

(a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or any accrued interest thereon greater than its Commitment Percentage thereof, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Commitment Percentages, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 4.4 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower, or any Affiliate (as to which the provisions of this Section 4.4 shall apply).

(b) The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.5 Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

5.	CERTAIN GENERAL PROVISIONS.

5.1 Fees.

5.1.1 Commitment Fee. The Borrower agrees to pay on each Payment Date during the Revolving Credit Period to the Administrative Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, a commitment fee (the “Commitment Fee”) calculated at the Commitment Fee Percentage on the average daily amount, during the most recently ended Collection Period, by which the Aggregate Commitment exceeds the Aggregate Loan Principal Balance; provided, however, that a Lender shall not be entitled to receive a Commitment Fee for such period as such Lender is classified as a Defaulting Lender. The Commitment Fee shall be payable in arrears on each Payment Date for the most recently ended Collection Period commencing on the first such date following the date hereof, with a final payment on the expiration or termination of the Revolving Credit Period.

5.1.2 Other Fees. The Borrower shall pay to the Administrative Agent and the Lenders the fees in the amounts and at the times specified in the each Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall also pay to the Administrative Agent and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.2 Funds for Payments.

5.2.1 Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 1:00 p.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.2.2 No Offset, etc.

(a) Subject to Section 5.2, all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Borrower is compelled by law to make such deduction or withholding. If any Non-Excluded Taxes are imposed under applicable law upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders, or the Administrative Agent (as the case may be) in accordance with the priority of payments set forth in Section 3.2(a) or 3.2(b), as applicable, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.

(b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law (or to reimburse the Administrative Agent or Lender for amounts paid by such Person), any current or future stamp or documentary Taxes, excise Tax, charges or similar levies (including, without limitation, mortgage recording Taxes, transfer Taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).

(c) Subject to Section 5.2, the Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes and Other Taxes paid by Lender or Administrative Agent, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (other than amounts arising from the gross negligence or willful misconduct of the Lenders or the Administrative Agent, as the case may be), provided that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) Any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Section 5.2.2(a) or indemnification pursuant to Section 5.2.2(c), shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Borrower or, with respect to a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Lender or the Administrative Agent, as applicable, be disadvantageous to it.

(e) If a Lender or the Administrative Agent receives any refund or credit with respect to Taxes for which the Borrower has paid any additional amounts pursuant to Section 5.2.2(a), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2.2(e) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2.2(e) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2.2(e) at any time while a Default or Event of Default exists (provided that, upon the waiver or cure of any such Default or Event of Default, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2.2(e) but for the effect of this Section 5.2.2(e)(iii) shall be promptly so paid).

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes for which additional amounts have been paid pursuant to Section 5.2.2(a), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

(g) Any Lender that is entitled to an exemption from, or reduction of, withholding tax with respect to payments made under this Credit Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.3 Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year (or a 365/366 day year, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

5.4 Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, any Lender shall determine that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined, or to be determined, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their LIBOR Rate Loans during such period, such Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent. In such event (i) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the affected Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Administrative Agent and each Base Rate Loan shall automatically convert to a LIBOR Rate Loan on the last day of the then current Interest Period.

5.5 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay within forty five (45) days following demand, to the applicable Lender, all Breakage Costs associated with such Breakage Event.

5.6 Additional Costs; Capital Adequacy.

5.6.1 Changes in Law. If any Change in Law, other than changes in the rate of Tax on the overall net income of a Lender, shall:

(a) impose, modify, increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including, without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy, insurance charge or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender or the Administrative Agent any other conditions, requirements, cost or expense with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans, or

(ii) to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder in respect thereof, then, subject to Section 5.6.3, Borrower shall pay, as set forth in Section 5.6.4, such additional amounts to compensate such Lender for such increased cost or such reduction; provided that, notwithstanding anything to the contrary in this Section 5.6.1, this Section 5.6.1 shall not apply to Non-Excluded Taxes, which shall be governed solely by Section 5.2.2.

5.6.2 Capital Adequacy. If, after the date hereof, any Lender or the Administrative Agent determines that any Change in Law has the effect of reducing the return on such Lender’s Commitment (or such Lender’s holding company) to a level below that which such Lender (or such Lender’s holding company) or the Administrative Agent could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or the Administrative Agent (as the case may be) to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay, subject to Section 5.6.3, such Lender or the Administrative Agent (as the case may be), in accordance with Section 5.6.4, for the amount of such reduction.

5.6.3 Lookback; Nondiscrimination. Borrower shall only be liable for amounts in respect of increased costs or reduced returns for the period of up to one hundred eighty (180) days prior to the date on which such demand was made, and (y) such Lender shall have required similarly situated borrowers or obligors to pay similar amounts with respect to such increased costs or reduced returns.

5.6.4 Certificates for Reimbursement. A certificate of the applicable Lender claiming compensation under Section 5.6.1 or 5.6.2 shall be sent to Borrower and shall be conclusive absent manifest error; provided that such certificate (i) sets forth in reasonable detail the amount or amounts payable to such Lender pursuant to Section 5.6.1 or 5.6.2 (as applicable), (ii) explains the methodology used to determine such amount and (iii) states that such Lender has required similarly situated borrowers or obligors to pay similar amounts with respect to such increased costs or reduced returns. The Borrower shall pay to the applicable Lender the amount as due on any such certificate on the following Payment Date in accordance with the priority of payments set forth in Section 3.2(a) or (b), as applicable.

5.7 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any Breakage Costs arising out of, or related to, a Breakage Event.

5.8 Interest After Default. (a) Overdue principal and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the then applicable rate of interest under this Credit Agreement or the other Loan Documents until such amount shall be paid in full (after as well as before judgment).

(b) Without duplication of Section 5.8(a), during any period during which an Event of Default has occurred and is continuing, the principal amount of the Loans shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable to the Loans until such amount shall be paid in full (after as well as before judgment).

6.	COLLATERAL SECURITY.

Subject to the Security Documents, the Obligations are and shall continue to be secured by a first priority (subject only to Permitted Liens), perfected security interest in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

7.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make the Loans as provided for herein and to induce the Interest Rate Hedge Counterparties to enter into the Interest Rate Hedging Agreements, Borrower makes the following representations and warranties to the Administrative Agent, Lenders and the Interest Rate Hedge Counterparties, all of which shall survive the execution and delivery of this Credit Agreement and the making of the Loans (with the occurrence of each Funding Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of such Funding Date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.1 Company Status. Borrower (i) is a duly incorporated and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation except where the failure to be so duly incorporated, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2 Company Power and Authority. Borrower has the Company power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute an “event of default” under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, memorandum of association, bye-laws or equivalent organizational document, as the case may be, of the Borrower.

7.4 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened in writing, against Borrower, (i) with respect to any Loan Document or (ii) with respect to any other matter, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.5 Margin Regulations. No part of any Loan (or the proceeds thereof) will be used (i) to purchase or carry any Margin Stock in contravention of Regulation T, U or X of the Board of Governors of the Federal Reserve System as from to time in effect (or any successor to all or any portion thereof), or (ii) to extend credit for the purpose of purchasing or carrying any Margin Stock in contravention of such regulations.

7.6 Governmental Approvals. Except as may have been obtained or made on or prior to the date hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, in respect of the Borrower, or is required to be obtained by the Borrower in connection with (i) the execution, delivery and performance by the Borrower of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document with respect to the Borrower, in each case, except for (A) the filing or recordation of any Security Documents or (B) to the extent that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.7 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.8 Activities of Borrower. The Borrower was incorporated as a company limited by shares on March 21, 2012. At all times since the date of its incorporation, the Borrower has not engaged in any activities or business other than as permitted by the incorporation documents of the Borrower.

7.9 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent, any Lender or any Interest Rate Hedge Counterparty (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower in writing to the Administrative Agent, any Lender or any Interest Rate Hedge Counterparty in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that (i) no representation is made regarding whether any Owner Container is subleased to or used by a Sanctioned Person, or located, operated or used in a Sanctioned Country, except to the extent of the knowledge of the Person making any such representation, and (ii) to the extent that any such information was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed by the management of the Borrower to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).

7.10 Solvency. On a pro forma basis after giving effect to all Obligations incurred, and to be incurred, and Liens created, and to be created, in connection with the Loan Documents, (x) the sum of the assets, at a fair valuation, of the Borrower will exceed its or its debts, (y) the Borrower has not incurred nor intended to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower will not have unreasonably small capital with which to conduct its business in the manner such business is now conducted. For purposes of this Section 7.10, “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

7.11 Security Interests. Each of the Security Documents creates, as security for the Obligations, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons (other than pursuant to statutory priority rights and Liens securing Vendor Debt), and subject to no other Liens except Permitted Liens. The Borrower has filed or caused to be filed all UCC financing statements (or documents of similar import) in the appropriate offices therefor (or has delivered to the Administrative Agent UCC financing statements (or documents of similar import) suitable for filing in such offices) and has taken all of the actions necessary in the United States and Bermuda to create perfected security interests in the Collateral which the Security Documents require the Borrower to create perfected security interests and which can be perfected by filing in the United States or Bermuda.

7.12 ERISA. (a) The Borrower is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower in excess of $250,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of ASC Topic 715 (“Expenses—Compensation—Retirement Benefits”)) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of ASC Topic 715) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b) The Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.13 Subsidiaries. The Borrower has no Subsidiaries.

7.14 Compliance with Statutes; Agreements, etc. The Borrower is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Finance Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.15) and (ii) all contracts and agreements to which it is a party, except, in each case, such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (i) the Borrower has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and the Borrower is not liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing; (ii) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer of the Borrower, Environmental Claims threatened in writing against the Borrower or any property (real or personal) owned, leased or operated by the Borrower (including, to the knowledge of any Senior Designated Officer of the Borrower, any such claim arising out of the ownership, lease or operation by the Borrower of any property (real or personal) formerly owned, leased or operated by the Borrower but no longer owned, leased or operated by the Borrower); and (iii) to the knowledge of any Senior Designated Officer of the Borrower, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower (including any property (real or personal) formerly owned, leased or operated by the Borrower but no longer owned, leased or operated by the Borrower) or relating to the past or present operations of the Borrower that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any such property (real or personal).

7.16 Labor Relations. As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower pending, or to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.17 Tax Returns and Payments. Borrower has timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower for the periods covered thereby. The Borrower has paid all material Taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.

7.18 Existing Indebtedness. The Borrower has no Indebtedness other than the Indebtedness evidenced by this Credit Agreement and the other Loan Documents.

7.19 Insurance. Schedule 7.19 sets forth a summary of all insurance maintained by or on behalf of Borrower with respect to the Owner Containers on and as of the date hereof, with the amounts insured (and any deductibles) set forth therein.

7.20 OFAC Sanctions. None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate any of the OFAC sanctions programs, laws, rules, and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (the “OFAC Sanctions”). Furthermore, neither the Borrower nor any of its Affiliates (a) is or will become a Sanctioned Person; (b) is or will become a “blocked person” as described in the OFAC Sanctions; or (c) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Person in violation of the OFAC Sanctions.

7.21 No Default. No Event of Default, Manager Default or Early Amortization Event has occurred and is continuing and no event has occurred that with the giving of notice or the passage of time or both would become an Event of Default, Manager Default or Early Amortization Event.

7.22 Use of Proceeds. The Borrower shall use the proceeds of each Loan as follows: (i) to refinance existing indebtedness of the Borrower and (ii) to finance the acquisition of New Containers and related assets by the Borrower prior to the Maturity Date.

7.23 Chief Executive Office. The Borrower’s chief executive office (for purposes of Section 9-307 of the UCC) is located in Bermuda.

7.24 Bank Accounts. The Borrower maintains the deposit accounts listed on Schedule 7.24 (as such Schedule may be updated from time to time by Borrower upon written notice to Administrative Agent) hereto and no other deposit accounts.

7.25 Tax Election of Borrower. Borrower has elected to be treated as a disregarded entity for United States federal income tax purposes.

7.26 OFAC Compliance. The Borrower (i) conducts its operations as if it is a “U.S. Person” and a “Person Subject to the Jurisdiction of the United States”, within the meaning of the OFAC Sanctions and (ii) does not derive any of its assets or revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries in violation of the OFAC Sanctions.

7.27 No Material Adverse Change. Since December 31, 2012, there has not occurred any material adverse change in the business or financial condition of the Borrower.

8.	AFFIRMATIVE COVENANTS.

Borrower hereby covenants and agrees that, for so long as any Commitment remains outstanding, and until the Loans, together with interest, Fees and all other Obligations, are paid in full:

8.1 Information Covenants. Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender and each Interest Rate Hedge Counterparty:

(a) Quarterly Financial Statements. Within sixty (60) days after the close of the first three fiscal quarters in each fiscal year of the Borrower, the (i) consolidated balance sheets of the Borrower and its Consolidated Subsidiaries and the related statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower as of the dates indicated and the results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. No later than one hundred twenty (120) days after the end of each fiscal year of Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Closing Date, setting forth consolidated comparative figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) to the effect that such statements fairly present in all material respects the consolidated financial condition of the Borrower as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or other qualification or exception and without any qualification or exception as to the scope of such audit).

(c) Officer’s Certificates. At the time of the delivery of the financial statements of the Borrower provided for in Sections 8.1(a) and (b), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default, Early Amortization Event or Event of Default has occurred and is continuing or, if any Default, Early Amortization Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

(d) Notice of Default, Event of Default or Litigation. Promptly, and in any event within five (5) Business Days after any Senior Designated Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Manager Default, a Default, an Early Amortization Event or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) any back-up manager or replacement manager commencing data mapping pursuant to the terms of any other credit agreement or management agreement to which either TL or the Manager is a party.

(e) Management Letters. At the request of the Administrative Agent (acting at the direction of the Majority Lenders), a copy of any “management letter” submitted to the Borrower by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of the Borrower and management’s responses thereto.

(f) Manager Reports, Asset Base Report, Owner Container Performance Reports and Owner Container Lists. (i) On each Determination Date and each Funding Date, an Asset Base Report, and on each Determination Date a Manager Report, (ii) within thirty (30) days after the end of each fiscal quarter, an equipment and lease report setting forth (A) by equipment type, the number of units, the number of CEU, average utilization rates, average lease rates, Original Equipment Cost, and Aggregate Net Book Value, and (B) a receivables aging schedule for the top 20 Lessees of Owner Containers (measured by outstanding Lease receivables), and (iii) at the request of the Administrative Agent, but in any case no more than once per calendar quarter, an updated summary listing of all Owner Containers as of the last day of the preceding calendar quarter.

(g) Evidence of Payment. Evidence of payment in full of the purchase price of any Owner Container purchased or otherwise acquired with the proceeds of a Loan.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Borrower as the Administrative Agent may reasonably request and which is reasonably available to the Borrower.

8.2 Books, Records and Inspections. Borrower shall permit the Administrative Agent, or any of its designated representatives, at the expense of the Borrower and at such reasonable times as the Administrative Agent may reasonably request in writing (but limited to, if no Default or Event of Default then exists, no more than twice per year), to visit and inspect any of the properties of the Borrower, to examine and audit the books of account, internal control system, credit and credit risk management system and trading book of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower and its officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Asset Base.

8.3 Maintenance of Chief Executive Office. The Borrower will maintain its chief executive office in the location set forth in Section 7.23.

8.4 Payment of Taxes. Borrower will pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a Lien upon any properties of the Borrower (other than a Permitted Lien); provided that the Borrower shall not be required to pay any such Tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.5 Existence; Franchises. Except as otherwise permitted by Section 9.5, Borrower will do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, authorities to do business, licenses, permits, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (x) prevent the withdrawal by the Borrower of its qualification as a foreign company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) require the preservation of any such right, franchise, authorities to do business, license, permit, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6 Compliance with Statutes; etc. Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such instances of noncompliance as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7 End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) each of its fiscal years to end on December 31 of each calendar year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.8 Further Assurances. Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Lenders from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral as the Administrative Agent may reasonably require.

8.9 Performance of Obligations. The Borrower will perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.10 Maintenance of Owner Containers. The Borrower will, or will cause the Manager to:

(a) keep, or require the related Lessee to keep, the Owner Containers in good repair and working order (reasonable wear and tear and causes beyond the Borrower’s control excepted);

(b) at all times require the related Lessee to use the Owner Containers, in accordance with good operating practices and at all times comply with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer;

(c) not knowingly permit the Lessees to use the Owner Containers for storage of transportation of hazardous substances or other unsuitable contents in violation of applicable United States environmental law; and

(d) require the related Lessee to comply with the International Convention for Safe Containers (CSC) in all material respects with respect to Owner Containers.

8.11 Insurance. The Borrower shall instruct the Manager to comply with, and monitor compliance by the Manager with, the provisions of Section 9 (Insurance) of the Management Agreement. The Administrative Agent and each Lender reserves the right (but shall not have the obligation) to obtain (i) at Borrower’s expense, insurance with respect to any or all of the risks required under the Management Agreement to be insured by the Manager on behalf of the Borrower if the Manager shall fail to obtain such coverage in the specified amounts, and (ii) at the Lenders’ expense, additional insurance on its own behalf with respect to any or all of such risks (or any other risk). However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance.

8.12 Interest Rate Hedging Agreements. The Borrower will maintain one or more Interest Rate Hedging Agreements that will obligate the Borrower or the applicable Interest Rate Hedge Counterparty to make a Periodic Hedge Payment on each Payment Date; provided that any such Interest Rate Hedging Agreements shall have been entered into for non-speculative purposes and in the ordinary course of business. Any Periodic Hedge Payment or Hedge Termination Payment shall be deposited by, or on behalf of, the Borrower directly into the Collection Account and shall be distributed in accordance with Section 3.2 and Section 12.3. The Borrower shall maintain Interest Rate Hedging Agreements with respect to a notional principal amount that is at least the Minimum Required Hedge Amount and not more than the Maximum Required Hedge Amount. If the actual notional principal amount of the Interest Rate Hedging Agreements is less than the Minimum Required Hedge Amount or more than the Maximum Required Hedge Amount, the Borrower shall have up to (i) sixty (60) days after the Closing Date or (ii) thirty (30) days thereafter to (x) terminate, in part or in whole, any Interest Rate Hedging Agreements with one or more of the counterparties to such agreements, to the extent necessary to reduce the notional principal amount of the Interest Rate Hedging Agreements below the Maximum Required Hedge Amount or (y) enter into Interest Rate Hedging Agreements to the extent necessary to increase the notional principal amount of the Interest Rate Hedging Agreements above the Minimum Required Hedge Amount as the circumstances require.

8.13 UNIDROIT Convention. The Borrower will comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Equipment or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.

8.14 Compliance with United States Laws.

(a) The Borrower will conduct its operations as if it is a “U.S. Person” and a “Person Subject to the Jurisdiction of the United States,” within the meaning of OFAC Sanctions.

(b) No part of the proceeds of any Loan or of the revenue derived from any Lease or Container will be used, directly or indirectly, to engage in any activity, practice, or conduct that would constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-corruption laws. Specifically, no part of the proceeds of any Loan or of the revenue derived from any Lease or Owner Container will be used, directly or indirectly, to make, offer, authorize, or receive any financial or other advantage or anything of value to or from any third party (including any government official, employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity) to induce, secure or reward the improper performance of a duty or obligation to which that third party is subject in order to obtain or retain business or a business advantage.

8.15 Non-Consolidation of the Borrower.

(a) The Borrower shall be operated in such a manner to minimize the likelihood that it would be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person. Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person (except as otherwise permitted under the Loan Documents), (3) maintain its bank accounts separate from those of any other Person (except to the extent otherwise permitted under any Loan Document), (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate (it being understood that each of the Management Agreement and the Container Purchase Agreement fulfills such requirements), (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

(b) Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its company name and through its duly authorized officers, directors or agents, (3) engage in any joint activity or transaction of any kind (except as otherwise permitted under the Loan Documents) with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its shareholders and except for the Loans, (4) except as permitted under the Management Agreement, commingle its funds or other assets with those of any other Person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except as permitted under Section 9.1) or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by the Loan Documents and related documents.

8.16 Intellectual Property. The Borrower will conduct its business and affairs without infringement of or interference with any intellectual property rights of any other Person, except to the extent that any failure to so conduct its business and affairs could not reasonably expected to result in a Material Adverse Effect. The Borrower will do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its intellectual property rights, except to the extent that any failure to do so could not reasonably expected to result in a Material Adverse Effect.

8.17 Vendor Debt. The Borrower will discharge all Vendor Debt, and ensure that all Liens securing such Vendor Debt are released or terminated, with respect to any Owner Container within ninety (90)

days after the Funding Date of the Loan used to pay the purchase price for such Owner Container. In addition, within five (5) Business Days after the repayment of any Vendor Debt with the proceeds of a Loan, the Borrower shall provide the Administrative Agent with documentary evidence of such repayment.

8.18 Data Mapping of Owner Containers; Appointment of Replacement Manager. The Borrower shall (i) if any back-up manager or replacement manager commences data mapping pursuant to the terms of any other credit agreement or management agreement to which either TL or the Manager is a party, engage such back-up manager or replacement manager to perform identical mapping with regard to the Owner Containers, and (ii) upon the occurrence of a Manager Default, if so instructed by the Administrative Agent, appoint a new manager for the Terminated Managed Containers (as defined in the Management Agreement) within 60 days after receiving notice of the applicable Manager Default.

9.	NEGATIVE COVENANTS.

Borrower hereby covenants and agrees that, for so long as any Commitment remains outstanding, and until the Loans, together with interest, Fees and all other Obligations, are paid in full:

9.1 Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to one or more Secured Parties arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(c) purchase money indebtedness or obligations in connection with the acquisition of Owner Containers by Borrower; provided that such indebtedness or obligation (i) represents the vendor’s or manufacturer’s invoice price of such Owner Containers, (ii) does not exceed 100% of the vendor’s or manufacturer’s invoice price of the Owner Containers being purchased at the time of the incurrence of such indebtedness or obligations, and (iii) is not overdue in accordance with its terms (collectively, “Vendor Debt”).

9.2 Restrictions on Liens. The Borrower will not create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom, except for the following (each of the following, a “Permitted Lien”):

(a) Liens to secure Taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(b) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or the Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(c) Liens in favor of any of the Secured Parties under the Loan Documents;

(d) Liens securing Vendor Debt;

(e) rights of a Lessee in Owner Containers subject to the terms of a Lease;

(f) rights of the Manager under the Management Agreement; and

(g) Liens (i) in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article 4 of the UCC or (ii) on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account.

9.3 Restrictions on Investments. The Borrower will not make or permit to exist or to remain outstanding any Investment except:

(a) Eligible Investments with respect to funds on deposit in the Collection Account and any other account described on Schedule 7.24;

(b) Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business; or

(d) Finance Leases originated or acquired by the Borrower in accordance with the terms of the Loan Documents.

9.4 Restricted Payments. The Borrower will not make any Restricted Payments if an Early Amortization Event, an Asset Base Deficiency, a Default or an Event of Default is then continuing or would result from such payment.

9.5 Merger, Acquisition and Disposition of Assets.

9.5.1 Mergers and Acquisitions. The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of Voting Stock of any Person, or create any Subsidiaries.

9.5.2 Disposition of Assets. The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of any of its assets, other than that comply with the terms and limitations set forth in this Credit Agreement, the Management Agreement and the other Loan Documents; provided that this Section 9.5.2 shall not restrict (a) the sale of Investments permitted pursuant to Section 9.3, (b) the sale of one or more Owner Container(s) subject to a Finance Lease to the related Lessee in accordance with the terms of such Finance Lease, and (c) the sale of one or more Owner Container(s) within the ordinary course of Manager’s operations to Persons that are not Sanctioned Persons so long as (i) no Asset Base Deficiency is then continuing or would result from such sale, and (ii) such sale is otherwise permitted pursuant to the terms of the Management Agreement. The consent of the Majority Lenders shall be required for any sale of Owner Containers (whether in a single sale or a series of related sales) which are both (x) not made in the ordinary course of business and (y) for which the aggregate Net Book Values of such Owner Containers exceed ten percent (10%) of the aggregate Net Book Values of all Owner Containers owned by the Borrower, as calculated immediately preceding such sales.

9.6 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease back such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7 Compliance with Environmental Laws. The Borrower will not (a) use any Owner Container for the handling, processing, storage or disposal of Hazardous Substances, (b) otherwise use any Owner Container in any manner that would violate in any material respect any Environmental Law or bring such Owner Container, with respect to clauses (a) and (b), in material violation of any Environmental Law.

9.8 Employee Benefit Plans. The Borrower shall not do any of the following to the extent such act or failure to act would result individually or in the aggregate, after taking into account all other such acts or failures to act under this Section 9.8, in a Material Adverse Effect:

(a) engage in any nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower; or

(b) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to Section 302(f) or Section 4068 of ERISA; or

(c) amend any Guaranteed Pension Plan resulting in an increase in current liability for the Plan year such that the Borrower is required to post a security pursuant to Section 307 of ERISA;

(d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(e) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9 Fiscal Year. The Borrower will not change the date of the end of its fiscal year from that set forth in Section 8.7.

9.10 Transactions with Affiliates. Except for the Loan Documents and except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.11 Other Agreements. The Borrower will not enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents and any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Owner Containers and Leases permitted by the terms of this Credit Agreement and made in accordance with all applicable provisions of the Management Agreement and (iii) any other documents contemplated by the Container Purchase Agreement or the Management Agreement.

9.12 Charter Documents. The Borrower will not amend or modify its bye-laws.

9.13 Capital Expenditures. The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for the acquisition of Owner Containers made in compliance with this Credit Agreement.

9.14 Permitted Activities; Compliance with Organizational Documents. The Borrower will not engage in any business other than the acquisition, owning, leasing and selling of Containers, and entering into agreements and transactions incidental thereto. The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.15 Depreciation Policy. Without the prior written consent of all of the Lenders, the Borrower shall not revise the Depreciation Policy in a manner inconsistent with the definition of “Depreciation Policy”.

9.16 OFAC. The Borrower shall not in a manner which would violate OFAC Sanctions, (i) lease, consent to any sublease, or permit the use or carriage of any of the Owner Containers to or by any Person that is a Sanctioned Person, (ii) lease, sublease, use, or locate, or permit the lease, sublease, use, or location of any of the Owner Containers in any Sanctioned Country; or (iii) derive any of its assets or operating income from investments in, or transactions with, any Sanctioned Person or Sanctioned Country. If the Borrower obtains knowledge that any Owner Container is subleased to, or used by, a Sanctioned Person or located or used in a Sanctioned Country in a manner which would violate OFAC Sanctions, then the Borrower shall, within ten (10) Business Days after obtaining knowledge thereof, exclude such Owner Container from all calculations of the Asset Base for so long as such condition continues.

9.17 No Termination, Waivers or Amendments to Management Agreement.

9.17.1 The Borrower will not agree to any waiver of a default by the Manager under, or permit the amendment of, the Management Agreement that would materially and adversely affect the rights or interests of the Administrative Agent, the Lenders or any Interest Rate Hedge Counterparty.

9.17.2 The Borrower will not, without the prior written consent of the Administrative Agent (acting at the direction of the Majority Lenders), (i) consent to any voluntary termination by the Manager of the Management Agreement, or (ii) terminate the Management Agreement.

9.18 Payables for Owner Containers. The Borrower shall not incur, and shall instruct the Manager to not incur on its behalf, obligations to manufacturers or other third parties to purchase or otherwise acquire containers unless the Borrower has funds or committed financing available in an amount sufficient to pay the acquisition price for such Container.

9.19 Bank Accounts. Aside from the Collection Account, the Borrower shall not establish any other bank accounts, trust accounts or other deposit accounts (other than as set forth on Schedule 7.24 as of the Closing Date; provided that both of the accounts located at Wells Fargo Bank, National Association listed on Schedule 7.24 shall be terminated within 30 days of the Closing Date) without prior written notice to, and the prior written consent of, the Administrative Agent (acting at the direction of the Majority Lenders), in each instance.

9.20 Tangible Net Worth.

(a) As of the last day of each fiscal quarter of the Borrower, the amount of the Tangible Net Worth of the Borrower shall not be less than the sum of (i) Fifty Million Dollars ($50,000,000), plus (ii) an amount equal to forty percent (40%) of the net income (provided that net income shall exclude (a) losses for such fiscal period and (b) any adjustments, whether positive or negative, arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by FASB) of the Borrower for all fiscal years (or portions thereof) ending on or after December 31, 2012.

(b) Notwithstanding anything to the contrary contained in Section 9.20(a) or Section 12, in the event that the Borrower fails to comply with Section 9.20(a), Borrower shall have the right, within sixty (60) days after the end of the applicable fiscal quarter, to receive from its shareholders contributions to its capital, in the form of cash or Containers and related assets (the

“Cure Right”), and immediately upon the receipt by Borrower of the cash or other property received in connection therewith (the value thereof, the “Cure Amount”) pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute assets of Borrower for purposes of Section 9.20(a) and Section 9.20(a) shall be recalculated. If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with Section 9.20(a), Borrower shall be deemed to have complied with Section 9.20(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 9.20(a) that had occurred, and related Event of Default, shall be deemed cured without any further action of Borrower or Lenders.

10.	CLOSING CONDITIONS.

The obligation of each Lender to make its initial Loan hereunder is subject to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent (acting at the direction of the Majority Lenders)):

10.1 Execution of Loan Documents. On or prior to the Closing Date, the following shall have been executed and delivered and shall be in full force and effect:

(a) this Credit Agreement,

(b) the Management Agreement,

(c) each Fee Letter,

(d) the Security Agreement, and

(e) the Engagement Letter.

10.2 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying that (i) all of the applicable conditions set forth in Section 10 (other than such conditions as are expressly subject to the satisfaction of the Administrative Agent and/or the Majority Lenders), have been satisfied on such date, (ii) there exists no Default or Event of Default and (iii) all representations and warranties contained herein and in each other Loan Document are true and correct in all material respects with the same effect as though such representations and warranties were made on such date (except with respect to any representation or warranty which by its terms is made as of a specified earlier date).

10.3 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from counsel to the Borrower, opinions from special Bermuda and New York counsel to the Borrower, addressed to the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty and dated the Closing Date, which opinions shall (x) as applicable, cover the enforceability of the Loan Documents and the creation and perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other matters (other than true sale or non-consolidation) incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (y) be in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders).

10.4 Company Documents; Proceedings.

(a) On the Closing Date, the Administrative Agent shall have received from Borrower a certificate of the Borrower, signed on the Borrower’s behalf by the secretary, any assistant secretary or other senior officer of the Borrower, attaching and certifying as to true and correct copies of the certificate of incorporation, memorandum of association, bye-laws or equivalent organizational documents of the Borrower and the resolutions of the board of directors of the Borrower referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Majority Lenders.

(b) On the Closing Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Majority Lenders, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including any good standing certificates and bring-down certificates that the Administrative Agent (acting at the direction of the Majority Lenders) reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper company or governmental authorities.

10.5 Approvals. On or prior to the Closing Date, all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained, and remain in full force and effect as of the Closing Date, and evidence thereof shall have been provided to the Administrative Agent, except for any such approval or consent of which the failure to obtain would not reasonably be expected to have a Material Adverse Effect. Additionally, on the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

10.6 Lien Filings. On the Closing Date, Administrative Agent shall have received:

(a) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction (including Bermuda) as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests purported to be created by the Security Agreement;

(b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in Section 10.6(a) (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(c) evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests intended to be created by the Security Agreement; and

(d) evidence that all other actions necessary or, in the reasonable opinion of the Majority Lenders desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken and the Security Agreement shall be in full force and effect.

10.7 Insurance Certificates; etc. On the Closing Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Majority Lenders and naming the Administrative Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ (or 10 days’, in the case of cancellation for nonpayment of premium) prior written notice by the respective insurer to the Administrative Agent.

10.8 Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation due to the Mandated Lead Arranger, the Agents and the Lenders, in each case, pursuant to the Engagement Letter, the Fee Letters or Section 5.1.2, 15.2 or 15.3, shall have been paid to the extent then due.

10.9 Due Diligence Documentation and Other Information.

(a) Review of Collateral and Risk Management Practices. The Mandated Lead Arranger shall have completed its review of the composition of the Collateral as of the Closing Date and its review of the management practices with respect to the Borrower, and the pool of Collateral and such management practices as of the Closing Date shall be acceptable to the Mandated Lead Arranger.

(b) “Know Your Customer” Information. The Lenders shall have received all requested “know your customer” information from the Borrower.

(c) Business, Financial and Legal Due Diligence. The Lenders shall have completed their business, financial and legal due diligence with respect to the Borrower and the shareholders of the Borrower.

(d) Asset Base Report. The Administrative Agent shall have received an Asset Base Report, prepared on a pro-forma basis, five (5) business days or less prior to the Closing Date.

(e) Financial Statements. The Administrative Agent shall have received copies of the Borrower’s 2012 fiscal year unaudited financial statements and the Borrower’s most recent unaudited financial statements.

10.10 Absence of Material Adverse Litigation. There shall be no pending material adverse litigation against the Borrower.

10.11 Existing Indebtedness. On the Closing Date, immediately following the application of proceeds of the Loans to be advanced on the Closing Date, the Indebtedness of Borrower under that certain Credit Agreement, dated as of April 30, 2012 (as amended, the “Existing Credit Agreement”), among Borrower, as borrower, Wells Fargo Securities, LLC, as administrative agent, and the lenders party thereto, shall have been repaid in full, and all commitments under the Existing Credit Agreement shall be permanently terminated, and all liens securing such Indebtedness shall be released or terminated.

10.12 No Material Adverse Change in the Syndicated Loan Market. There shall not have occurred any material adverse change in the international or any relevant domestic syndicated loan market

10.13 Other Information. The Mandated Lead Arranger, Administrative Agent and Lenders shall have received all other documents, reports and information as the Mandated Lead Arranger, Administrative Agent or Majority Lenders may reasonably request from the Borrower.

11.	CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make Loans (including its initial Loan hereunder) is subject, on the Funding Date of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

11.1 Closing Date and Revolving Credit Period. The Closing Date shall have occurred and the Revolving Credit Period shall be in effect.

11.2 No Default or Event of Default; Representations and Warranties. At the time of each such Loan and immediately after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

11.3 Loan Request. At least three (3) LIBOR Business Days prior to such Funding Date, the Administrative Agent shall have received a Loan Request. Each Loan Request, and acceptance by the Borrower of the proceeds of any Loan, shall constitute a certification that on the applicable Funding Date (both immediately before and after giving effect to such Loan) all of the conditions precedent set forth in this Section 11 (including without limitation those set forth in Section 11.2) have been satisfied.

11.4 Early Amortization Event. No Early Amortization Event shall have occurred, or would result from such Loan.

11.5 No Asset Base Deficiency. After giving effect to such Loan, no Asset Base Deficiency will exist.

11.6 Evidence of Transfer of Title and Purchase Documentation. If applicable, the Administrative Agent shall have received satisfactory evidence of title transfer from the applicable seller to the Borrower as of the date of such Loan (or within five (5) business days after the date thereof, in the case of New Containers acquired with the proceeds of a Loan), copies of related invoices, classification certificates and, if requested by the Administrative Agent, purchase agreements from the Manager and evidence of availability of the equity component of the Container purchase price.

12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1 Events of Default and Acceleration. Any of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any amount payable under the Loan Documents (whether for principal, interest or any fees or other sums due hereunder or thereunder) within three (3) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Aggregate Loan Principal Balance exceeds an amount equal to 105% of the Asset Base on any Payment Date and the Borrower does not remedy such situation within sixty (60) days following the occurrence of such condition;

(c) the Borrower shall fail to deliver when due any report or other document described in Section 8.1(a), (b), (c), (f) or (h) and such condition continues unremedied for five (5) Business Days;

(d) the Borrower shall fail to comply with any of its covenants contained in Section 9;

(e) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (which is not otherwise addressed in this Section 12.1), and continues for thirty (30) days after the earlier of the date (x) on which there has been given to the Borrower a written notice specifying such breach and requiring it to be remedied and (y) any Senior Designated Officer shall have knowledge of such breach;

(f) any representation or warranty of the Borrower made in any Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made, which continues and which materially and adversely affects the Lenders and/or the Interest Rate Hedge Counterparties and the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Designated Officer of the Borrower first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower, and (iii) any Lender giving written notice thereof to the Borrower and the Administrative Agent; provided, that the Borrower shall have an additional 30-day cure period following the 30-day period described above if the Borrower is diligently attempting to cure any such condition);

(g) all of the following shall have occurred (i) a Manager Default shall have occurred and shall have not been remedied, waived or cured, (ii) the Administrative Agent (acting at the direction of the Majority Lenders) shall have directed the Borrower in writing (with a copy to the Manager) to appoint a replacement manager for the Terminated Managed Containers in accordance with the terms of the Management Agreement, and (iii) a replacement manager shall not have been appointed and assumed the management of all Terminated Managed Containers pursuant to a management agreement reasonably acceptable to the Majority Lenders by the date which is 90 days after the date on which such Manager Default initially occurred;

(h) (i) the Borrower shall (A) make an assignment for the benefit of creditors, (B) admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, (C) petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower (D) commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (E) take any action to authorize or in furtherance of any of the foregoing, or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, (A) the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein, or (B) such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(i) a decree or order is entered (i) appointing any trustee, custodian, liquidator or receiver of the Borrower or adjudicating the Borrower bankrupt or insolvent, or (ii) approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower in an involuntary case under any Insolvency Law as now or hereafter constituted;

(j) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower not covered by insurance or a bond that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance or a bond exceeds in the aggregate $2,000,000;

(k) If (i) any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Liens on the Collateral shall cease to be subject to a perfected security interest in favor of the Administrative Agent (other than as a direct result of any act or omission of the Administrative Agent or any Lender or Interest Rate Hedge Counterparty), or shall cease to have the priority contemplated by the Loan Documents, in each case other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, (ii) the Borrower or any affiliate thereof asserts that any of the Loan Documents is unenforceable or invalid, (iii) any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its members or shareholders, or (iv) any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) the Borrower incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA which would result in a Material Adverse Effect, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) a “reportable event” as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived), or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event could be expected to result in (i) a Material Adverse Effect on the Borrower; (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m) the Borrower is required to register as an Investment Company under the Investment Company Act of 1940, as amended; or

(n) a Change of Control occurs.

12.2 Remedies. (a) Acceleration. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and, upon the request of the Majority Lenders, shall, by notice in writing to the Borrower (with a copy to each Interest Rate Hedge Counterparty) declare all amounts owing with respect to this Credit Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in Section 12.1(h) or (i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

(b) Termination of Commitments. If an Event of Default specified in Section 12.1(h) or (i) shall occur, the Commitments shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may, and, upon the request of the Majority Lenders, shall, by notice to the Borrower, terminate the Commitments hereunder, and upon such notice being given the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.

(c) Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent (acting at the direction of the Majority Lenders) shall have accelerated the maturity of the Loans pursuant to Section 12.2(a), the Administrative Agent may, and, upon the direction of the Majority Lenders, shall proceed to protect and enforce on behalf of the Secured Parties rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents, including, as permitted by applicable law, the obtaining of the ex part appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.

(d) Generally. No remedy herein conferred upon the Administrative Agent (acting for the benefit of the Secured Parties) is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.3 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral;

(b) Second, to the Persons in the amounts and relative priority set forth in Sections 3.2(b)(i) through (viii);

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Secured Parties and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9-615(a)(3) of the UCC of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

12.4 Quiet Enjoyment. The Liens under the Security Documents on the Owner Containers and related Leases are subject to the right to the quiet enjoyment of the related Owner Containers by the applicable Lessee, so long as no “event of default” has occurred and is continuing under the applicable Lease. The Lenders and the Administrative Agent shall not take or cause to be taken any action contrary to such right of quiet enjoyment.

13.	THE AGENTS.

13.1 Appointment.

Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Credit Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against any Agent.

13.2 Delegation of Duties.

Each Agent may execute any of its duties under this Credit Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

13.3 Exculpatory Provisions.

Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement or any other Loan Document (except to the extent of its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Credit Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Credit Agreement or any other Loan Document (including, without limitation, in any audit or due diligence report prepared by the internal auditor of any Agent, each of which is to be accepted by each Lender without representation or warranty by any Agent and without recourse to any Agent) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document or for any failure of Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower. Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in Section 10.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the initial Loan or Letter of Credit specifying its objection thereto.

13.4 Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, electronic communication (including electronic mail), cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent without gross negligence or willful misconduct. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

13.5 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

13.6 Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of Borrower or any audit or due diligence review prepared by the internal auditor of any Agent, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to extend credit to the Borrower hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates. Without limiting the generality of the foregoing, no Agent shall have any duty to monitor or verify the Collateral used to calculate the Asset Base or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

13.7 Indemnification.

The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, this Credit Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans.

13.8 Agent in Its Individual Capacity.

Each Agent and its Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, if any, each Agent shall have the same rights and powers under this Credit Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

13.9 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by the Borrower, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement and the other Loan Documents. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

(b) After any retiring Agent’s resignation as Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement and the other Loan Documents.

13.10 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents, as permitted by the Loan Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Credit Agreement or any other Loan Document (except indemnification obligations for which no claim has been made); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition of Collateral permitted hereunder or under any other Loan Document; (iii) constituting property in which the Borrower did not own any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Credit Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended unless such leased property was purchased by any of the Borrower upon such expiration or termination; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (vi) if approved, authorized or ratified in writing by all or the requisite number of the Lenders as set forth in Section 15.12. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10; provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 13.10.

13.11 Other Agents.

ABN is hereby designated as the Mandated Lead Arranger and the Bookrunner. Neither the Mandated Lead Arranger nor the Bookrunner, in its capacity as such, shall have any duties or responsibilities, nor shall any of them incur any liability in such capacity, under this Credit Agreement and the other Loan Documents.

13.12 Delivery of Documents.

The Administrative Agent shall promptly forward to a Person the original or a copy of any document which is delivered to the Administrative Agent for such Person by any other Person.

14.	SUCCESSORS AND ASSIGNS.

14.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 14.2, (b) by way of participation in accordance with the provisions of Section 14.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

14.2 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or (y) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding), or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) any assignment of a Commitment or Loan must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is an Eligible Assignee, in which case such consent of Borrower shall be required only to the extent set forth in clause (d) of the definition of “Eligible Assignee”); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.2, 5.5 and 5.6, with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 15.3 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 14.2 shall be null and void.

14.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, Administrative Agent will maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

14.4 Participations. Any Lender may at any time sell participations to any Person (other than a natural person, the Borrower, a Competitor, or any Affiliate) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 15.12(a) or (b), that in each case, affects such Participant. Subject to the last paragraph of this Section 14.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2, 5.5 and 5.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.1 as though it were a Lender, provided such Participant agrees to be subject to Section 15.1 as though it were a Lender.

Notwithstanding the foregoing, a Participant shall not be entitled to receive any greater payment under Sections 5.2.2 and 5.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

14.5 Certain Pledges. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to (x) any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or (y) any applicable central bank having authority over the applicable Lender and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.	PROVISIONS OF GENERAL APPLICATION.

15.1 Setoff. Borrower hereby grants to the Administrative Agent and each Lender and Interest Rate Hedge Counterparty a continuing lien, security interest and right of setoff as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, such Lender (or any Lender Affiliate) and such Interest Rate Hedge Counterparty and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the

Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any such Secured Party to the Borrower and any securities or other property of the Borrower in the possession of such Secured Party may be applied to or set off by such Lender against the payment of Obligations, subject to Section 4.4; provided that in the event that any Defaulting Lender will exercise any such right of setoff, (a) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 15.13 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the other Lenders, and (b) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. ANY AND ALL RIGHTS TO REQUIRE ANY SECURED PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15.2 Expenses. The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent and its Affiliates, including without limitation the reasonable fees, expenses and disbursements of counsel to the Administrative Agent, incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (b) the cost and expenses of inspections and visits to be paid by the Borrower pursuant to Section 8.2, (c) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower after the occurrence of an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s role as a Lender or Administrative Agent and (d) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches or UCC or other lien filings relating to the Loan Documents. The covenants contained in this Section 15.2 shall survive payment or satisfaction in full of all other Obligations.

15.3 Indemnification. The Borrower agrees to indemnify and hold harmless the Administrative Agent, its Affiliates, its sub-agents, each Secured Party, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character, other than Taxes (collectively, “Claims”), arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereto, (c) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (d) with respect to the Borrower and its properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any Claims under this Section 15.3 to the extent (i) caused by such Indemnified Party’s own gross negligence or willful misconduct or (ii) brought by (x) any Indemnified Party against another Indemnified Party or (y) the Borrower or any of its Affiliates against any Indemnified Party. In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel. To the extent that the respective interests of the Lenders and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Administrative Agent using their reasonable good faith judgment), the Lenders and the Administrative Agent shall use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of the Borrower under this Section 15.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 15.3 shall survive payment or satisfaction in full of all other Obligations.

15.4 Treatment of Certain Confidential Information. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives (each, a “Recipient”), to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower, or any Affiliate in connection with any Loan Document (collectively, “Information”); provided that nothing herein shall limit the disclosure of any Information (a) (i) after such Information shall have become public other than through a violation of this Section 15.4, or (ii) becomes available to any of the Lenders or the Administrative Agent from a source other than the Borrower, or any of its Affiliate and, to such Recipient’s knowledge, not in breach of any obligation of confidentiality, (b) to the extent required by statute, rule, regulation or judicial process (provided that, unless prohibited by applicable law, such Recipient shall provide to Borrower prompt notice of any such requirement so that Borrower may, at its sole expense, seek a protective order or take other appropriate legal action), (c) to counsel for any of the Lenders or the Administrative Agent, or to auditors or accountants who are under an obligation to keep such Information confidential, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, (e) to any party hereto, (f) in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or an Affiliate of the Administrative Agent (so long as such Person agrees to be bound by the provisions of this Section 15.4) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations, (h) to any actual or prospective assignee or participant that is not a Competitor, or any actual or prospective Interest Rate Hedge Counterparty that is not a Competitor, or its advisors (so long as such Person agrees to be bound by the provisions of this Section 15.4) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations or (i) with the prior written consent of the Borrower. Each Recipient agrees not to use any Information for any purpose or in any manner other that evaluating the performance of the Borrower under the Loan Documents and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. Without the prior written consent of the Borrower, no Recipient shall be permitted to refer to the Borrower, or any Affiliate in connection with any advertising, promotion or marketing undertaken by such Recipient.

15.5 Survival of Covenants, etc. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any Commitment.

15.6 Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile or email as follows:

(a) if to the Borrower, to it c/o Textainer Equipment Management Limited, Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone (441) 292-2487, facsimile: (441) 295 -4164, Attention: Treasurer (with a copy to it c/o Textainer Equipment Management Limited, 16th Floor, 650 California Street, San Francisco, CA 94108 Telephone (415) 434-0551, facsimile: (415) 434 -0599, Attention: Treasurer); or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Administrative Agent, at ABN AMRO Capital USA LLC, 100 Park Avenue, 17th Floor, New York, NY 10017, Attention: Wudasse Zaudou, Agency Syndicated Loans, Tel: 917-284-6915, or such other address for notices as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and

(d) if to any Interest Rate Hedge Counterparty, at the address set forth in the related Interest Rate Hedging Agreement.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, registered or certified first-class mail, postage prepaid, on the date of receipt thereof, and (ii) if delivered by electronic means, on the date when sent (provided that, if not given during the recipient’s normal business hours, it will be deemed to have been given on the following Business Day).

15.7 Governing Law; Jurisdiction. (a) This Credit Agreement and, except as otherwise specifically provided therein, each of the other Loan Documents shall for all purposes be construed in accordance with and governed by the laws of the New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b) Borrower agrees that any suit for the enforcement of this Credit Agreement or any of the other Loan Documents may be brought in the courts of the State of New York located in the City and County of New York or any Federal court sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Borrower by mail at the address specified in Section 15.6. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. The Borrower hereby appoints and designates CT Corporation System as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of receiving and forwarding service of legal process and the Borrower agrees that service of process upon such party shall constitute personal service of such process on the Borrower.

15.8 Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

15.9 Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or PDF file by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.10 Entire Agreement, etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 15.12.

15.11 Waiver of Jury Trial. Each of the parties hereto hereby waives its rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including any course of conduct, course of dealings, statements or actions of the Administrative Agent or any Lender relating to the administration of the loans or enforcement of the Loan Documents and agrees that it will not seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

15.12 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or the occurrence of any breach or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender:

(i) reduce the amount of any Loan or any other Obligation, or the rate of interest on any Obligation (other than (A) interest on the Loans accruing pursuant to Section 5.8 following the effective date of any waiver by the Majority Lenders of the Event of Default relating thereto and (B) waiver of the application of such default interest as contemplated by the parenthetical phrase in Section 15(a)(iii));

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, such Lender’s Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.8, and (B) any vote to rescind any acceleration made pursuant to Section 12.2(a) of amounts owing with respect to the Loans and other Obligations, shall require only the approval of the Majority Lenders);

(iv) other than as contemplated by Section 13 or any transaction permitted by the terms of this Credit Agreement, release any substantial portion of the Collateral (excluding, if the Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor, which shall require only the approval of the Majority Lenders);

(v) amend the definition of “Advance Rate” if the effect of such amendment would be to increase the Advance Rate; or

(vi) amend the definition of “Asset Base” if the effect of such amendment would be to increase any component thereof;

(vii) reduce the required amount of, or extend the required payment date with respect to, any repayment of the Loans under Section 4.2; or

(viii) amend or waive (A) this Section 15.12, (B) the definition of “Majority Lenders” or (C) any provision herein that requires the consent of the Majority Lenders if the effect of such amendment or waiver would be to reduce the percentage voting requirement with respect to such provision;

(b) without the written consent of the Administrative Agent, amend or waive Section 13.10 or any other provision applicable to the Administrative Agent; or

(c) without the consent of any affected Interest Rate Hedge Counterparty, reduce, delay, forgive or change the relative priority of any amounts owing to such Person in accordance with the terms hereof or modify any other provision of this Credit Agreement in a manner that would adversely affect such Interest Rate Hedge Counterparty.

Notwithstanding anything to the contrary herein, no Defaulting Lender will have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (2) the amount of principal and accrued fees and interest owing to any Defaulting Lender may not be reduced without the consent of such Lender, and (3) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders will require the consent of such Defaulting Lender.

No waiver shall extend to or affect any obligation not expressly waived therein, or impair any right consequent thereto. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

15.13 Defaulting Lenders.

15.13.1 Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement will be restricted as set forth in Section 15.12.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 15.1), will be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to Administrative

Agent hereunder; SECOND, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its Commitment Percentage thereof at a time when all of the conditions precedent set forth in Sections 10 and 11 were satisfied with respect to such Loan, as determined by Administrative Agent; THIRD, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; FOURTH, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and FIFTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its Commitment Percentage and (2) such Loans were made at a time when the conditions set forth in Sections 10 and 11 were satisfied or waived, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 15.13.1(b) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. Such Defaulting Lender will not be entitled to receive any Commitment Fee pursuant to Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

15.13.2 Defaulting Lender Cure. If (x) a Defaulted Lender shall have fully funded its Commitment Percentage of all Loans and other amounts it has previously failed to fund or (y) the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the funded Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

15.14 Replacement of Lenders.

(a) In the event that any Lender (i) delivers a certificate requesting compensation pursuant to Section 5.6, (ii) delivers a notice described in Section 5.4 or 5.5, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, (iv) does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower or (v) is a Defaulting Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 14.2), all of its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.7, except in the case of any Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.6 or payments required to be made pursuant to Section 5.2.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable laws.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If (i) any Lender shall request compensation under Section 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2.2, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

15.15 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 15.15, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders will be limited by Bankruptcy Laws, as determined in good faith by Administrative Agent, then such provisions will be deemed to be in effect only to the extent not so limited.

15.16 USA Patriot Act; Anti-Money Laundering Laws.

(a) Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (H.R. 3199) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

(b) The Borrower hereby represents and warrants that:

(i) It is not in violation of any applicable law, statute, regulation, order, executive order, or rule of any jurisdiction or governmental authority relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the PATRIOT Act.

(ii) It is not any of the following:

(A)	a person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) regulations;

(B)	a person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulations;

(C)	a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(D)	a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(E)	a person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/ enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(iii) It does not (1) to Borrower’s knowledge, conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 15.16(b)(ii), (2) to Borrower’s knowledge, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

15.17 Third Party Beneficiary. Each Interest Rate Hedge Counterparty shall be an express third party beneficiary with respect to the rights afforded to such Interest Rate Hedge Counterparty under this Credit Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

TAP FUNDING LTD., as Borrower

By:	/S/ Christopher C. Morris
Name:
Title:	Vice President

ABN AMRO CAPITAL USA LLC, as Administrative Agent

By:	/s/ Eric Altman
Name:
Title:	MD

By:	/s/ Patrick Keleher
Name:
Title:	MD

ABN AMRO CAPITAL USA LLC, as Lender

By:	/s/ Eric Altman
Name:
Title:	MD

By:	/s/ Patrick Keleher
Name:
Title:	MD

Credit Agreement

SOVEREIGN BANK, N.A., as Lender

By:	/s/ Daniel O Conner
Name:
Title:	MD

By:
Name:
Title:

Credit Agreement

UNION BANK, N.A., as Lender

By:	/s/ Michael McCauley
Name:
Title:	VP

By:
Name:
Title:

Credit Agreement

ING BELGIUM NV/SA, as Lender

By:	[signature illegible]
Name:
Title:	Director

By:	/s/ Luc Missoorten
Name:
Title:	Manger Structured Finance

Credit Agreement